YUM! BRANDS, INC.
PENSION EQUALIZATION PLAN
(PEP)

Plan Document for the Section 409A Program
(January 1, 2023 Restatement)

YUM! BRANDS, INC. PENSION EQUALIZATION PLAN

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ARTICLE I		1
FOREWORD		1
ARTICLE II DEFINITIONS AND CONSTRUCTION		3
2.1	DEFINITIONS:	3
2.2	CONSTRUCTION	19
ARTICLE III PARTICIPATION AND SERVICE		21
3.1	PARTICIPATION:	21
3.2	SERVICE:	21
3.3	CREDITED SERVICE:	22
ARTICLE IV REQUIREMENTS FOR BENEFITS		23
4.1	NORMAL 409A RETIREMENT PENSION:	23
4.2	EARLY 409A RETIREMENT PENSION:	23
4.3	409A VESTED PENSION:	23
4.4	LATE 409A RETIREMENT PENSION:	24
4.5	409A DISABILITY PENSION:	24
4.6	PRE-RETIREMENT SPOUSE'S 409A PENSION:	24
4.7	VESTING:	27
4.8	TIME OF PAYMENT:	27
4.9	CASHOUT DISTRIBUTIONS:	27
4.10	REEMPLOYMENT OF CERTAIN PARTICIPANTS:	30
ARTICLE V AMOUNT OF RETIREMENT PENSION		32
5.1	PARTICIPANT’S 409A PENSION:	32
5.2	PEP GUARANTEE:	32
5.3	AMOUNT OF PRE-RETIREMENT SPOUSE'S 409A PENSION:	33
5.4	CERTAIN ADJUSTMENTS:	35
5.5	EXCLUDABLE EMPLOYMENT:	42
5.6	PRE-409A PENSION:	42
ARTICLE VI DISTRIBUTION OF BENEFITS		43
6.1	FORM AND TIMING OF DISTRIBUTIONS:	43
6.2	AVAILABLE FORMS OF PAYMENT:	46
6.3	PROCEDURES FOR ELECTIONS:	49
6.4	SPECIAL RULES FOR SURVIVOR OPTIONS:	51
6.5	DESIGNATION OF BENEFICIARY:	52
6.6	REQUIRED DELAY FOR KEY EMPLOYEES:	53
6.7	PAYMENT OF FICA AND RELATED INCOME TAXES:	55
6.8	CORRECTION OF PAYMENTS AFFECTED BY OTHER NONQUALIFIED PLANS.	56
6.9	SECTION 162(M) COMPLIANCE:	57
ARTICLE VII ADMINISTRATION		59
7.1	AUTHORITY TO ADMINISTER PLAN:	59
7.2	FACILITY OF PAYMENT:	59
7.3	CLAIMS PROCEDURE:	60
7.4	PLAN ADMINISTRATOR DISCRETION:	62
7.5	EXHAUSTION OF CLAIMS PROCEDURES:	63

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YUM! BRANDS, INC. PENSION EQUALIZATION PLAN

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7.6	LIMITATIONS ON ACTIONS:	66
ARTICLE VIII MISCELLANEOUS		68
8.1	NONGUARANTEE OF EMPLOYMENT:	68
8.2	NONALIENATION OF BENEFITS:	68
8.3	UNFUNDED PLAN:	68
8.4	ACTION BY THE COMPANY:	69
8.5	INDEMNIFICATION:	69
8.6	COMPLIANCE WITH SECTION 409A:	69
8.7	SECTION 457A.	70
8.8	MISCONDUCT.	72
8.9	MISSING PARTICIPANTS OF BENEFICIARIES:	74
8.10	ELECTRONIC SIGNATURES:	74
ARTICLE IX AMENDMENT AND TERMINATION		76
9.1	CONTINUATION OF THE PLAN:	76
9.2	AMENDMENTS:	76
9.3	TERMINATION:	77
9.4	CHANGE IN CONTROL:	77
ARTICLE X ERISA PLAN STRUCTURE		78
ARTICLE XI APPLICABLE LAW & VENUE		80
ARTICLE XII SIGNATURE		81
APPENDIX		82
APPENDIX ARTICLE A TRANSITION PROVISIONS		83
A.1	SCOPE.	83
A.2	DEFINITION OF ACTUARIAL EQUIVALENT.	83
A.3	TRANSITION RULES FOR ARTICLE VI (DISTRIBUTIONS):	83
A.4	CONFORMANCE WITH SECTION 409A:	84
A.5	EMIL BROLICK—19(C):	85
A.6	CERTAIN 19(C) ELECTIONS:	85
APPENDIX ARTICLE B COMPUTATION OF EARNINGS AND SERVICE DURING CERTAIN SEVERANCE WINDOWS		87
B.1	DEFINITIONS:	87
B.2	INCLUSION OF SALARY AND ELIGIBLE BONUS:	87
B.3	INCLUSION OF CREDITED SERVICE	88
B.4	INCLUSION OF SERVICE:	88
B.5	REDUCTION TO REFLECT EARLY PAYMENT:	89
APPENDIX ARTICLE C CEO’S PENSION 2012		90
C.1	SCOPE AND PURPOSE:	90
C.2	FREEZE AS OF JANUARY 1, 2012:	90
C.3	EARLY COMMENCEMENT REDUCTION:	91
C.4	DETERMINATION OF PENSION BEGINNING JANUARY 1, 2013	91
APPENDIX ARTICLE D DE-GRANDFATHERED PARTICIPANTS		94
D.1	SCOPE:	94
D.2	MARCH 1, 2010 DE-GRANDFATHERING:	94

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D.3	DE-GRANDFATHERING OF CERTAIN PRE-2005 PARTICIPANTS FOR 2012 LUMP SUM WINDOW:	94
D.4	FURTHER DE-GRANDFATHERING OF PARTICIPANTS UNDER THE 409A PROGRAM:	95
APPENDIX ARTICLE P RETIREMENT WINDOW BENEFIT		97
P.1	SCOPE:	97
P.2	DEFINITIONS:	97
P.3	BENEFIT FORMULA FOR AUSTRALIAN EMPLOYEES:	98
P.4	ALTERNATIVE ARRANGEMENTS PERMITTED:	102
APPENDIX ARTICLE Q AUSTRALIAN PARTICIPANTS		110
Q.1	SCOPE	110
Q.2	DEFINITIONS:	110
Q.3	BENEFIT FORMULA FOR AUSTRALIAN EMPLOYEES:	112
Q.4	ALTERNATIVE ARRANGEMENTS PERMITTED:	112
APPENDIX ARTICLE R PARTICIPANTS ON TEMPORARY ASSIGNMENT		114
R.1	SCOPE:	114
R.2	ASSIGNMENT IN CANADA:	114
R.3	ASSIGNMENT IN THE UNITED KINGDOM:	115
R.4	ASSIGNMENT IN INDIA:	115
R.5	ASSIGNMENT IN SINGAPORE:	116
R.6	ASSIGNMENT IN RUSSIA:	116
R.7	ASSIGNMENT IN SOUTH AFRICA:	116
R.8	ASSIGNMENT IN THAILAND:	117
R.9	ELIMINATION OF ELIGIBLE CLASSIFICATION REQUIREMENT:	117
APPENDIX ARTICLE S LIMITATION ON BENEFIT ENHANCEMENTS THAT ARE SUBJECT TO SECTION 457A		119
S.1	SCOPE.	119
S.2	SECTION 457A.	119
APPENDIX ARTICLE T CEO’S PENSION 2021		121
T.1	SCOPE AND PURPOSE:	121
T.2	2020 EARNINGS:	121
APPENDIX ARTICLE U – GLOBAL RULES FOR IDENTIFYING SPECIFIED EMPLOYEES UNDER COMPANY 409A PLANS EFFECTIVE MARCH 26, 2019		122

iii

ARTICLE I

FOREWORD
    The Yum! Brands, Inc. Pension Equalization Plan (“PEP” or “Plan”) has been adopted by Yum! Brands, Inc. (“Yum!”) for the benefit of certain employees of the Yum! Organization who participate in the Yum! Brands Retirement Plan (“Salaried Plan”). PEP provides benefits for eligible employees whose pension benefits under the Salaried Plan are limited by the provisions of the Internal Revenue Code of 1986, as amended. In addition, PEP provides benefits for certain eligible employees based on the pre-1989 Salaried Plan formula.
    This Plan is first effective on October 7, 1997 in connection with the spinoff of Yum! from PepsiCo, Inc. This Plan is a successor plan to the PepsiCo Pension Equalization Plan.
    This document is first effective as of January 1, 2005 (the “Effective Date”). It sets forth the terms of the Plan that are applicable to benefits that are subject to Section 409A (the “409A Program”). A separate document sets forth the terms of the Plan for benefits that are grandfathered under Section 409A because they were earned and vested on or before December 31, 2004, and not materially modified after October 3, 2004 (the “Pre-409A Program”). For the period beginning on January 1, 2005, and ending on February 28, 2010, benefits under the Pre-409A Program were payable in accordance with the pre-409A terms of this Plan. Effective March 1, 2010, as a result of a plan amendment, benefits under the Pre-409A Program became payable and began to be administered as if they were subject to the terms of 409A Program, except with respect to the following two groups (who may be referred to as the March 1, 2010 Grandfathered Participants): (i) Pre-2005 Participants, as defined in Article II, and (ii) other Participants who have an Annuity Starting Date that occurred before March 1, 2010.

    Together, this document and the document for the Pre-409A Program describe the terms of a single plan. To the extent necessary to provide for different terms of payment, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program in the case of the March 1, 2010 Grandfathered Participants, without material modification, and the separate traction provided by the preceding sentence for 409A Program amounts and Pre-409A Program amounts were intended to be sufficient to permit the pre-409A Program to continue to remain exempt from Section 409A as grandfathered benefits.
    Effective as of 12:02 AM on April 1, 2016, all remaining Participants in the Pre-409A Program were fully de-grandfathered, and their benefits became payable in the form and at the time specified in Appendix Article D of this plan document for the 409A Program.
    The 409A Program has been periodically restated. The current restatement is effective as of January 1, 2023 (except as otherwise indicated).

ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1Definitions:
    This section provides definitions for certain words and phrases listed below. These definitions can be found on the pages indicated.
                                                Page
        (a)    Accrued Benefit                            5
        (b)    Actuarial Equivalent                            5
        (c)    Annuity                                7
        (d)    Annuity Starting Date                        7
        (e)    Cashout Limit                            7
        (f)    Code                                    8
        (g)    Company                                8
        (h)    Covered Compensation                        8
        (i)    Credited Service                            8
        (j)    Disability Retirement Pension                    8
        (k)    Early 409A Retirement Pension                    8
        (l)    Effective Date                            8
        (m)    Elapsed Time Service                        8
        (n)    Eligible Spouse                            9
        (o)    Employee                                 9
        (p)    Employer                                9
        (q)    ERISA                                9

        (r)    Highest Average Monthly Earnings                    9
        (s)    Key Employee                            10
        (t)    Late Retirement Date                        11
        (u)    Late 409A Retirement Pension                    11
        (v)    Normal Retirement Age                        11
        (w)    Normal Retirement Date                        12
        (x)    Normal 409A Retirement Pension                    12
        (y)    Participant                                12
        (z)    Pension                                12
        (aa)    Plan                                    12
        (bb)    Plan Administrator                            13
        (cc)    Plan Year                                13
        (dd)    Pre-2005 Participant                            13
        (ee)    Pre-Retirement Spouse's Pension                    13
        (ff)    Primary Social Security Amount                    13
        (gg)    Prior Plan                                15
        (hh)    Qualified Joint and Survivor Annuity                15
        (ii)    Retirement                                15
        (jj)    Retirement Date                            15
        (kk)    Retirement Pension                            15
        (ll)    Salaried Plan                             15
        (mm)    Section 409A                            16
        (nn)    Separation from Service                     16

        (oo)    Service                                18
        (pp)    Single Life Annuity                         18
        (qq)    Single Lump Sum                         18
        (rr)    Social Security Act                            18
        (ss)    Taxable Wage Base                            18
        (tt)    Vested Pension                            19
        (uu)    Yum! Brands Organization                        19
Where the following words and phrases, in boldface and underlined, appear in this Plan (including the Foreword) with initial capitals they shall have the meaning set forth below, unless a different meaning is plainly required by the context.
(a)    Accrued Benefit: The Pension payable at Normal Retirement Date determined in accordance with Article V, based on the Participant's Highest Average Monthly Earnings and Credited Service at the date of determination.
(b)    Actuarial Equivalent: Except as otherwise specifically set forth in the Plan or any Appendix to the Plan with respect to a specific benefit determination, a benefit of equivalent value computed on the basis of the factors set forth below. The application of the following assumptions to the computation of benefits payable under the Plan shall be done in a uniform and consistent manner. In the event the Plan is amended to provide new rights, features or benefits, the following actuarial factors shall not apply to these new elements unless specifically adopted by the amendment.
    (1)    Annuities and Inflation Protection: To determine the amount of a Pension payable in the form of a Qualified Joint and Survivor Annuity or optional form of survivor annuity, an annuity with inflation protection, or as a period certain and life annuity, the Plan Administrator shall select the factors that are to be used. Effective January 1, 2009, the initial factors selected by the Plan Administrator are set forth in Schedule 1, below (prior factors appear in the Appendix). Thereafter, the Plan Administrator shall review such initial factors from time to time and shall amend such factors in its discretion. A Participant shall have no right to have any of the actuarial factors specified under the Plan from time to time applied to his benefit (or any portion thereof), except to the extent that a particular factor is currently in effect at the time it is to be applied under the Plan. For the avoidance of doubt, it is expressly intended and binding upon Participants that any actuarial factors selected by the Plan Administrator from time-to-time may be applied retroactively to already accrued benefits, and without regard to the actuarial factors that may have applied previously for such purpose.
SCHEDULE 1

DATE	MORTALITY TABLE FACTORS	INTEREST RATE FACTOR
January 1, 2009-Present	[insert]	[insert]
    (2)    Lump Sums: To determine the lump sum value of a Pension, or a Pre-Retirement Spouse's Pension under Section 4.6, the factors applicable for such purposes under the Salaried Plan shall apply.
    (3)    Early Commencement and Certain Other Reductions: Effective with respect to Annuity Starting Dates on and after April 1, 2016, the mortality rates that are applicable in calculating:

        (i)    The reduction for commencement prior to the Normal Retirement Date of a Vested Pension described in Section 4.3, and
        (ii)    The offset to a Participant’s Plan benefit related to the Participant’s having received or being entitled to receive another benefit (whether or not from this Plan),
Shall be determined using the Applicable Mortality Table and interest rate that apply under the Salaried Plan for these purposes.
    (4)    Other Cases: To determine the adjustment to be made in the Pension payable to or on behalf of a Participant in other cases, the factors are those applicable for such purpose under the Salaried Plan.
(c)    Annuity: A Pension payable as a series of monthly payments for at least the life of the Participant.
(d)    Annuity Starting Date: The Annuity Starting Date shall be the first day of the first period for which an amount is payable under this Plan as an annuity or in any other form. Notwithstanding anything else in the Plan to the contrary, the Annuity Starting Date shall be determined without regard to any delay that may be applicable to a Participant's Pension, such as the delay required for Key Employees under Section 6.6 or for prior payment elections under Section 6.1(a)(2). A Participant who: (1) is reemployed after his initial Annuity Starting Date, and (2) is entitled to benefits hereunder after his reemployment, shall have a subsequent Annuity Starting Date for such benefits only to the extent provided in Section 6.3(d).
(e)    Cashout Limit: The annual dollar limit on elective deferrals under Code section 402(g)(1)(B), as in effect from time to time.

(f)    Code: The Internal Revenue Code of 1986, as amended from time to time. All references herein to particular Code Sections shall also refer to any successor provisions and shall include all related regulations.
(g)    Company: Yum! Brands, Inc., a corporation organized and existing under the laws of the State of North Carolina or its successor or successors. For periods before May 16, 2002, the Company was named Tricon Global Restaurants, Inc. For periods before October 7, 1997, the Company under the Prior Plan was PepsiCo, Inc., a North Carolina corporation.
(h)    Covered Compensation: “Covered Compensation” as that term is defined in the Salaried Plan.
(i)    Credited Service: The period of a Participant's employment, calculated in accordance with Section 3.3, which is counted for purposes of determining the amount of benefits payable to, or on behalf of, the Participant.
(j)    Disability Retirement Pension: The Retirement Pension available to a Participant under Section 4.5.
(k)    Early 409A Retirement Pension: The 409A Retirement Pension available to a Participant under Section 4.2.
(l)    Effective Date: The date upon which this document for the 409A Program is effective, January 1, 2005. Certain identified provisions of the 409A Program or the Plan may be effective on different dates, to the extent noted herein.
(m)    Elapsed Time Service: The period of time beginning with a Participant’s first date of employment with the Yum! Brands Organization and ending with the Participant’s Final Separation from Service, irrespective of any breaks in service between those two dates. By way of illustration, if a Participant began employment with the Yum! Brands Organization on January 1, 2000, left the employment of the Yum! Brands Organization from January 1, 2001 until December 31, 2004, and was then reemployed by the Yum! Brands Organization on January 1, 2005 until he had a Final Separation from Service on December 31, 2008, the Participant would have eight years of Elapsed Time Service as of his Final Separation from Service.
(n)    Eligible Spouse: The spouse of a Participant to whom the Participant is married on the earlier of the Participant's Annuity Starting Date or the date of the Participant's death. For purposes of the Plan, a Participant is considered married if he is considered married under the Salaried Plan, and his Eligible Spouse shall be the individual to whom he is considered married under the Salaried Plan.
(o)    Employee: An individual who qualifies as an “Employee” as that term is defined in the Salaried Plan.
(p)    Employer: An entity that qualifies as an “Employer” as that term is defined in the Salaried Plan.
(q)    ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, including any amendments thereto, any similar subsequent federal laws, and any regulations from time to time in effect under any of such laws.
(r)    Highest Average Monthly Earnings: “Highest Average Monthly Earnings” as that term is defined in the Salaried Plan, but without regard to the limitation imposed by section 401(a)(17) of the Code (as such limitation is interpreted and applied under the Salaried Plan). Notwithstanding the foregoing, to the extent that a Participant receives, during a leave of absence, earnings that would be counted as Highest Average

Monthly Earnings if they were received during a period of active service, but that will be received after the Participant’s Separation from Service, the Plan Administrator may provide for determining the Participant’s 409A Pension at Separation from Service by projecting the benefit the Participant would have if all such earnings were taken into account under the Plan.
(s)    Key Employee: The individuals identified in accordance with the following paragraphs.
    (1)    In General. Any Participant who at any time during the applicable year is:
    (i)    An officer of any member of the Yum! Brands Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));
    (ii)    A 5-percent owner of any member of the Yum! Brands Organization; or
    (iii)    A 1-percent owner of any member of the Yum! Brands Organization having annual compensation of more than $150,000.
For purposes of subparagraph (i) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g); provided, however, that effective as of the Key Employee identification date that occurs on December 31, 2009, annual compensation shall not include compensation excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business in the United States, in accordance with Treasury Regulation Section 1.415(c)-2(g)(5)(ii). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) (provided, that Code Section 416(i)(5) shall not apply in making such determination), and provided further than the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.
    (2)    Applicable Year. Effective from and after December 31, 2007, the Plan Administrator shall determine Key Employees effective as of the last day of each calendar year, based on compensation for such year, and such designation shall be effective for purposes of this Plan for the twelve-month period commencing on April 1st of the next following calendar year (e.g., the Key Employee determination by the Plan Administrator as of December 31, 2008 shall apply to the period from April 1, 2009 to March 31, 2010).
(t)    Late Retirement Date: The Late Retirement Date shall be the first day of the month coincident with or immediately following a Participant's actual Retirement Date occurring after his Normal Retirement Age.
(u)    Late 409A Retirement Pension: The Retirement Pension available to a Participant under Section 4.4.
(v)    Normal Retirement Age: The Normal Retirement Age under the Plan is age 65 or, if later, the age at which a Participant first has 5 Years of Elapsed Time Service.

(w)    Normal Retirement Date: A Participant's Normal Retirement Date shall be the first day of the month coincident with or immediately following a Participant's Normal Retirement Age.
(x)    Normal 409A Retirement Pension: The Retirement Pension available to a Participant under Section 4.1.
(y)    Participant: An Employee participating in the Plan in accordance with the provisions of Section 3.1.
(z)    Pension: One or more payments that are payable by the Plan to a person who is entitled to receive benefits under the Plan. The term “409A Pension” shall be used to refer to the portion of a Pension that is derived from the 409A Program. The term “Pre-409A Pension” shall be used to refer to the portion of a Pension that is derived from the Pre-409A Program. Effective March 1, 2010, the Pre-409A Pension, if any, of a Participant who is not a March 1, 2010 Grandfathered Participant shall be paid and administered as if the Participant’s entire Plan benefit were solely subject to the terms of the 409A Program.
(aa)    Plan: The Yum! Brands, Inc. Pension Equalization Plan, the Plan set forth herein and in the Pre-409A Program documents, as the Plan may be amended from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program). Prior to September 1, 2004, the Plan was known as the Tricon Pension Equalization Plan. The Plan is also sometimes referred to as PEP, and it is a successor to the PepsiCo Pension Equalization Plan, which was also known as the PepsiCo Pension Benefit Equalization Plan.

(bb)    Plan Administrator: The Company, which shall have authority to administer the Plan as provided in Article VII.
(cc)    Plan Year: The Plan Year shall be the 12-month period commencing on January 1 and ending on December 31.
(dd)    Pre-2005 Participant: A Participant whose employment with the Yum! Brands Organization terminated on or before December 31, 2004, and whose rights to a Pension are based solely on the legally binding rights (i) that he had on (or before) December 31, 2004, and (ii) that were not materially modified after October 3, 2004.
(ee)    Pre-Retirement Spouse's Pension: The Pension available to an Eligible Spouse under the Plan. The term “Pre-Retirement Spouse's 409A Pension” shall be used to refer to the Pension available to an Eligible Spouse under Section 4.6 of this document.
(ff)    Primary Social Security Amount: In determining Pension amounts, Primary Social Security Amount shall mean:
    (1)    For purposes of determining the amount of a Retirement, Vested or Pre-Retirement Spouse's Pension, the Primary Social Security Amount shall be the estimated monthly amount that may be payable to a Participant commencing at age 65 as an old-age insurance benefit under the provisions of Title II of the Social Security Act, as amended. Such estimates of the old-age insurance benefit to which a Participant would be entitled at age 65 shall be based upon the following assumptions:
(i)    That the Participant's social security wages in any year prior to Retirement or Separation from Service are equal to the Taxable Wage Base in such year, and

(ii)    That he will not receive any social security wages after Retirement or Separation from Service.
However, in computing a Vested Pension under Formula A of Section 5.2, the estimate of the old-age insurance benefit to which a Participant would be entitled at age 65 shall be based upon the assumption that he continued to receive social security wages until age 65 at the same rate as the Taxable Wage Base in effect at his Separation from Service. For purposes of this subsection, “social security wages” shall mean wages within the meaning of the Social Security Act.
    (2)    For purposes of determining the amount of a Disability Pension, the Primary Social Security Amount shall be (except as provided in the next sentence) the initial monthly amount actually received by the disabled Participant as a disability insurance benefit under the provisions of Title II of the Social Security Act, as amended and in effect at the time of the Participant's Retirement due to disability. Notwithstanding the preceding sentence, for any period that a Participant receives a Disability Pension before receiving a disability insurance benefit under the provisions of Title II of the Social Security Act, then the Participant's Primary Social Security Amount for such period shall be determined pursuant to paragraph (1) above.
    (3)    For purposes of paragraphs (1) and (2), the Primary Social Security Amount shall exclude amounts that may be available because of the spouse or any dependent of the Participant or any amounts payable on account of the Participant's death. Estimates of Primary Social Security Amounts shall be made on the basis of the Social Security Act as in effect at the Participant's Separation from Service Date, without regard to any increases in the social security wage base or benefit levels provided by such Act which take effect thereafter.
(gg)    Prior Plan: The PepsiCo Pension Equalization Plan.
(hh)    Qualified Joint and Survivor Annuity: An Annuity which is payable to the Participant for life with 50 percent of the amount of such Annuity payable after the Participant's death to his surviving Eligible Spouse for life. If the Eligible Spouse predeceases the Participant, no survivor benefit under a Qualified Joint and Survivor Annuity shall be payable to any person. The amount of a Participant's monthly payment under a Qualified Joint and Survivor Annuity shall be reduced to the extent provided in Sections 5.1 and 5.2, as applicable.
(ii)    Retirement: Separation from Service for reasons other than death after a Participant has fulfilled the requirements for either a Normal, Early, Late, or Disability Retirement Pension under Article IV.
(jj)    Retirement Date: The date immediately following the Participant's Retirement.
(kk)    Retirement Pension: The Pension payable to a Participant upon Retirement under the Plan. The term “409A Retirement Pension” shall be used to refer to the portion of a Retirement Pension that is derived from the 409A Program. The term “Pre-409A Retirement Pension” shall be used to refer to the portion of a Retirement Pension that is derived from the Pre-409A Program.
(ll)    Salaried Plan: The Yum! Brands Retirement Program for Salaried Employees, the program of retirement benefits set forth in Parts B and D of the Yum! Brands Retirement Plan, as it may be amended from time to time. Any reference herein to the Salaried Plan for a period that is on or after September 7, 1997 but before December 30, 1998, shall mean the Tricon Salaried Employees Retirement Plan, which was renamed the Tricon Retirement Plan from December 30, 1998 to September 1, 2004. Any reference herein to the Salaried Plan for a period that is before the September 7, 1997 shall mean the PepsiCo Salaried Employees Retirement Plan.
(mm)    Section 409A: Section 409A of the Code.
(nn)    Separation from Service: A Participant’s separation from service with the Yum! Brands Organization, within the meaning of Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning. Notwithstanding the preceding sentence, a Participant’s transfer to an entity owned 20% or more by the Company will not constitute a Separation of Service to the extent permitted by Section 409A. A Participant’s “Final Separation from Service” is the date of his Separation from Service that most recently precedes his Annuity Starting Date; provided, however, that to the extent a Participant is reemployed after an Annuity Starting Date, he will have a new Final Separation from Service with respect to any benefits to which he becomes entitled as a result of his reemployment. The following principles shall generally apply in determining when a Separation from Service occurs:
    (1)    A Participant separates from service with the Company if the Employee dies, retires, or otherwise has a termination of employment with the Company. Whether a termination of employment has occurred is determined based on whether the facts and circumstance indicate that the Company and the Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Employee provided services to the Company if the Employee has been providing services for less than 36 months).
    (2)    An Employee will not be deemed to have experienced a Separation from Service if such Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.
    (3)    If an Employee provides services both an as employee and as a member of the Board of Directors of the Company, the services provided as a Director are generally not taken into account in determining whether the

Employee has Separated from Service as an Employee for purposes of the Plan, in accordance with final regulations under Section 409A
(oo)    Service: The period of a Participant's employment calculated in accordance with Section 3.2 for purposes of determining his entitlement to benefits under the Plan.
(pp)    Single Life Annuity: A level monthly Annuity payable to a Participant for his life only, with no survivor benefits to his Eligible Spouse or any other person.
(qq)    Single Lump Sum: The distribution of a Participant's total Pension in the form of a single payment, which payment shall be the Actuarial Equivalent of the Participant’s 409A Pension as of the Participant’s Normal Retirement Date (or Late Retirement Date, if applicable), but not less than the Actuarial Equivalent of the Participant’s 409A Pension as of the Participant’s Early Retirement Date, in the case of a Participant who is entitled to an immediate Early 409A Retirement Pension.
(rr)    Social Security Act: The Social Security Act of the United States, as amended, an enactment providing governmental benefits in connection with events such as old age, death and disability. Any reference herein to the Social Security Act (or any of the benefits provided thereunder) shall be taken as a reference to any comparable governmental program of another country, as determined by the Plan Administrator, but only to the extent the Plan Administrator judges the computation of those benefits to be administratively feasible.
(ss)    Taxable Wage Base: The contribution and benefit base (as determined under section 230 of the Social Security Act) in effect for the Plan Year.

(tt)    Vested Pension: The Pension available to a Participant under Section 4.3. The term “409A Vested Pension” shall be used to refer to the portion of a Vested Pension that is derived from the 409A Program. The term “Pre-409A Vested Pension” shall be used to refer to the portion of a Vested Pension that is derived from the Pre-409A Program.
(uu)    Yum! Brands Organization: The controlled group of organizations of which the Company is a part, as defined by Code section 414 and regulations issued thereunder. An entity shall be considered a member of the Yum! Brands Organization only during the period it is one of the group of organizations described in the preceding sentence.
2.2Construction:
The terms of the Plan shall be construed in accordance with this section.
(a)    Gender and Number: Unless the context clearly indicates to the contrary, (i) a reference to one or more genders shall include a reference to all the other genders, and (ii) the singular may include the plural, and the plural may include the singular.
(b)    Compounds of the Word “Here”: The words “hereof”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.
(c)    Examples: Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).

(d)    Subdivisions of the Plan Document: This Plan document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs, subparagraphs, clauses and sub-clauses. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by Arabic numerals in parentheses. Subparagraphs are designated by lower-case roman numerals in parentheses. Clauses are designated by upper-case letters in parentheses. Sub-clauses are designated by upper-case roman numerals in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar rule shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.
(e)    Discretion: Specific references in the Plan to the Plan Administrator's discretion shall create no inference that the Plan Administrator's discretion in any other respect, or in connection with any other provision, is less complete or broad.

ARTICLE III
PARTICIPATION AND SERVICE

3.1Participation:
    An Employee shall be a Participant in the Plan during the period:
(a)    When he would be currently entitled to receive a Pension under the Plan if his employment terminated at such time, or
(b)    When he would be so entitled but for the vesting requirement of Section 4.7.
It is expressly contemplated that an Employee, who is entitled to receive a Pension under the Plan as of a particular time, may subsequently cease to be entitled to receive a Pension under the Plan. An individual’s entitlement to receive a Pension under the Plan is subject to all exclusions from eligibility that apply under the Salaried Plan and, therefore, all such exclusions shall be given effect in determining eligibility under the Plan.
3.2Service:
    A Participant's entitlement to a Pension and to a Pre-Retirement Spouse's Pension for his Eligible Spouse shall be determined under Article IV based upon his period of Service. A Participant's period of Service shall be determined under Article III of the Salaried Plan. If a Participant’s period of Service (as so determined) would extend beyond the Participant’s Separation from Service date because of a leave of absence, the Plan Administrator may provide for determining the Participant’s 409A Pension at Separation from Service by projecting the benefit the Participant would have if all such Service were taken into account under the Plan.

3.3Credited Service:
    The amount of a Participant's Pension and a Pre-Retirement Spouse's Pension shall be based upon the Participant's period of Credited Service, as determined under Article III of the Salaried Plan. If a Participant’s period of Credited Service (as so determined) would extend beyond the Participant’s Separation from Service date because of a leave of absence, the Plan Administrator may provide for determining the Participant’s 409A Pension at Separation from Service by projecting the benefit the Participant would have if all such Service were taken into account under the Plan.

ARTICLE IV
REQUIREMENTS FOR BENEFITS

    A Participant shall be eligible to receive a Pension and a surviving Eligible Spouse shall be eligible for certain survivor benefits as provided in this Article. The amount of any such Pension or survivor benefit shall be determined in accordance with Article V.
4.1Normal 409A Retirement Pension:
    A Participant shall be eligible for a Normal 409A Retirement Pension if he is employed in an eligible classification and Separates from Service after attaining Normal Retirement Age (provided, however, that with respect to determining the form of payment to which a Participant is entitled under Article VI, the eligible classification requirement shall be ignored).
4.2Early 409A Retirement Pension:
    A Participant shall be eligible for an Early 409A Retirement Pension if he is employed in an eligible classification and Separates from Service prior to attaining Normal Retirement Age but after attaining at least age 55 and completing 10 or more years of Elapsed Time Service (provided, however, that with respect to determining the form of payment to which a Participant is entitled under Article VI, the eligible classification requirement shall be ignored).
4.3409A Vested Pension:
    A Participant who is vested under Section 4.7 shall be eligible to receive a 409A Vested Pension if he is employed in an eligible classification under the Salaried Plan and Separates from Service before he is eligible for a Normal 409A Retirement Pension or an Early 409A Retirement Pension (provided, however, that with respect to determining the form of payment to which a Participant is entitled under Article VI, the eligible classification requirement shall be ignored).

A Participant who terminates employment prior to satisfying the vesting requirement in Section 4.7 shall not be entitled to receive a Pension under this Plan.
4.4Late 409A Retirement Pension:
    A Participant who continues without a Separation from Service after his Normal Retirement Age shall not receive a Pension until his Late Retirement Date. Thereafter, a Participant shall be eligible for a Late Retirement Pension determined in accordance with Section 4.4 of the Salaried Plan (but without regard to any requirement for notice of suspension under ERISA section 203(a)(3)(B) or any adjustment as under Section 5.5(d) of the Salaried Plan).
4.5409A Disability Pension:
    A Participant shall be eligible for a 409A Disability Pension if he meets the requirements for a Disability Pension under the Salaried Plan. A Participant’s 409A Disability Pension, if any, shall generally be comprised of two parts. The first part shall represent the benefits with respect to a disabled Participant’s Credited Service through the day of the Participant’s Separation from Service (i.e., the Participant’s “Pre-Separation Accruals”). In the event the disabled Participant continues to receive Credited Service related to the disability after such Separation from Service, the Participant’s 409A Disability Pension shall have a second part, which shall represent all benefits accrued with respect to Credited Service from the date immediately following the Participant’s Separation from Service until the earliest of the Participant’s (i) attainment of age 65, (ii) benefit commencement date under the Salaried Plan or (iii) recovery from the disability (i.e., the Participant’s “Post-LTD Accruals”).
4.6Pre-Retirement Spouse's 409A Pension:
    Any Pre-Retirement Spouse's 409A Pension is payable under this section only in the event the Participant dies prior to his Annuity Starting Date. Any Pre-Retirement Spouse’s 409A

Pension payable on behalf of a Participant shall commence as of the first day of the month following the Participant’s death. and, subject to Section 4.9, shall be paid as either (a) a lump sum, if the Participant would have been entitled to a 409A Retirement Pension on the date of his death, or (b) a monthly annuity for the life of the Eligible Spouse, if the Participant would have been entitled to a 409A Vested Pension on the date of his death.
(a)    Active, Disabled and Retired Employees: A Pre-Retirement Spouse's 409A Pension shall be payable under this subsection to a Participant's Eligible Spouse (if any) who is entitled under the Salaried Plan to the special pre-retirement spouse's pension for survivors of active, disabled and retired employees. The amount (if any) of such Pension shall be determined in accordance with the provisions of Section 5.3 (with the 409A Pension, if any, determined after application of Section 5.6).
(b)    Vested Employees: A Pre-Retirement Spouse's 409A Pension shall be payable under this subsection to a Participant's Eligible Spouse (if any) who is entitled under the Salaried Plan to the pre-retirement spouse's pension for survivors of vested terminated Employees. The amount (if any) of such Pension shall be determined in accordance with the provisions of Section 5.3 (with the 409A Pension, if any determined after application of Section 5.6). If pursuant to this Section 4.6(b) a Participant has Pre-Retirement Spouse's coverage in effect for his Eligible Spouse, any Pension calculated for the Participant under Section 5.2(b) shall be reduced for each year such coverage is in effect by the applicable percentage set forth below (based on the Participant's age at the time the coverage is in effect) with a pro rata reduction for any portion of a year. No reduction shall be made for coverage in effect within the 90-day period following a Participant's termination of employment.

Attained Age Annual Charge
Up to 35 0.00%
35 -- 39 0.075%
40 -- 44 0.10%
45 -- 49 0.175%
50 -- 54 0.30%
55 -- 59 0.50%
60 -- 64 0.50%
(c)    Additional Pre-Retirement Death Benefit: Effective as of January 1, 2022, an Additional Pre-Retirement Death Benefit shall be payable under this subsection if the Participant dies prior to his Annuity Starting Date and would have been eligible for the Additional Pre-Retirement Death Benefit, which is provided by Section 4.6(c) of the Salaried Plan, but for the exclusion of highly compensated employees by Paragraph (1)(ii) of such Section 4.6(c). Payment of this Additional Pre-Retirement Death Benefit shall be made in a single lump sum as of the first day of the month following the Participant's death. If the Participant has a surviving Eligible Spouse on the date of the Participant’s death, the Death Benefit shall be paid to the surviving Eligible Spouse; otherwise, the Death Benefit shall be paid to the Participant’s estate. The amount of a Participant’s Additional Pre-Retirement Death Benefit shall equal the lump sum value of the Retirement Pension that would have been payable to the Participant under the Salaried Plan and this Plan if—(i) the Participant had retired on his/her date of death (or if earlier, the Participant’s actual Retirement Date), selected the first of the month following the date of death as his/her Annuity Starting Date and then survived until this

Annuity Starting Date, and (ii) the amount under the prior clause were reduced by the lump sum value (determined as of this Annuity Starting Date) of any Pre-Retirement Spouse’s Pension that is payable on behalf of the Participant under the Salaried Plan and this Plan.
4.7Vesting:
    A Participant shall be fully vested in, and have a nonforfeitable right to, his Accrued Benefit at the time he becomes fully vested in his accrued benefit under the Salaried Plan.
4.8Time of Payment:
    The distribution of a Participant's 409A Pension shall commence as of the time specified in Section 6.1, subject to Section 6.6.
4.9Cashout Distributions:
    Notwithstanding the availability or applicability of a different form of payment under Article VI, the following rules shall apply in the case of certain small benefit Annuity payments:
(a)    Distribution of Participant's 409A Pension: If at a Participant's Annuity Starting Date the Actuarial Equivalent lump sum value of the Participant's 409A Pension is equal to or less than Cashout Limit, the Plan Administrator shall distribute to the Participant such lump sum value of the Participant's 409A Pension. Notwithstanding the preceding sentence, for Annuity Starting Dates prior to December 1, 2012, a Participant shall be cashed out under this subsection if, at the Participant’s Annuity Starting Date, the Actuarial Equivalent lump sum value of the Participant’s PEP Pension is equal to or less than $15,500.
(b)    Distribution of Pre-Retirement Spouse's 409A Pension Benefit: If at the time payments are to commence to an Eligible Spouse under Section 4.6, the Actuarial

Equivalent lump sum value of the PEP Pre-Retirement Spouse's 409A Pension to be paid is equal to or less than the Cashout Limit, the Plan Administrator shall distribute to the Eligible Spouse such lump sum value of the PEP Pre-Retirement Spouse's 409A Pension. Notwithstanding the preceding sentence, for Annuity Starting Dates prior to December 1, 2012, an Eligible Spouse shall be cashed out under this subsection if the Actuarial Equivalent lump sum value of the Eligible Spouse’s PEP Pre-Retirement Spouse’s Pension is equal to or less than $15,500.
(c)    Special Cashout of 409A Vested Pensions: In addition to the normal cashout rule in subsection (a) above, the Plan Administrator shall have discretion under this subsection to cash out a 409A Vested Pension in a single lump sum prior to the date that would apply under subsection (a).
(1)    The Plan Administrator shall have discretion under this subsection to cash out in a single lump sum any 409A Vested Pension that, as of December 1, 2012 – (i) has not otherwise had its Annuity Starting Date occur, (ii) has an Actuarial Equivalent lump sum value that is equal to or less than the Cashout Limit as of such date, and (iii) is practicable to calculate and distribute (as determined pursuant to the exercise of the Plan Administrator’s discretion), with such cashout being made on December 1, 2012.
(2)    The Plan Administrator shall also have discretion under this subsection to cash out in a single lump sum any 409A Vested Pension that, as of the first of any month in 2013, 2014 or 2015 specified by the Plan Administrator pursuant to the exercise of its discretion – (i) has not otherwise had its Annuity Starting Date occur, (ii) has an Actuarial Equivalent lump sum value that is equal to or less than the Cashout Limit as of such date, and (iii) is practicable to calculate and distribute (as determined pursuant to the exercise of the Plan Administrator’s discretion), with such cashout being made on the first of the month specified.
    Not later than November 30, the Plan Administrator shall memorialize in writing the exercise of its discretion under paragraph (1) above to select Vested Pensions for cashout on December 1, 2012, through the creation of a written list (as an exhibit to this Plan document or otherwise, including a list in electronic form) of Participants with 409A Vested Pensions who will be cashed out. In addition, not later than the day before the date specified pursuant to paragraph (2) above, the Plan Administrator shall memorialize in writing the exercise of its discretion under this subsection to select Vested Pensions for cashout on the specified date, through the creation of a written list (as an exhibit to this Plan document or otherwise, including a list in electronic form) of Participants with 409A Vested Pensions who will be cashed out. No Participant or Eligible Spouse shall be given a direct or indirect election with respect to whether a Vested Pension will be cashed out under this subsection (c).
Any lump sum distributed under this section shall be in lieu of the Pension that otherwise would be distributable to the Participant or Eligible Spouse (or both) hereunder. The cashout provisions described in subsections (a) through (c) above are intended to be “limited cashout” features within the meaning of Treasury Regulations § 1.409A-3(j)(4)(v), and they shall be interpreted and applied consistently with this. Accordingly, in determining if an applicable dollar limit is satisfied, a Participant’s entire benefit under this Plan that is subject to Section 409A and all benefits subject to Section 409A under all nonaccount balance plans (within the meaning of

Treasury Regulation § 1.409A-1(c)(2)(i)(C)) shall be taken into account (the “applicable benefit”), and a Participant’s entire applicable benefit must be cashed out as of the time in question as a condition to any payout under this Section. In addition, a cashout under this Section shall not cause an applicable benefit to be paid out before completing any applicable six-month delay (see, e.g., Section 6.6).
4.10Reemployment of Certain Participants:
(a)    Reemployment After Annuity Starting Date. In the case of a current or former Participant who is receiving his Pension as an Annuity under Section 6.1(b), and who is reemployed after his Annuity Starting Date, payment of this existing Pension will continue to be paid in the same form as it was paid prior to his reemployment.
(b)    Reemployment Before Annuity Starting Date. If a Participant is reemployed before the Annuity Starting Date of his Pension related to his prior employment, such Pension shall be paid as follows:
(1)    To the extent such Pension is a 409A Pension, the Participant’s reemployment shall have no impact on the payment of such Pension, i.e., such 409A Pension shall be paid as originally scheduled (determined based on his prior Separation from Service).
    (2)    To the extent such Pension is (or was) a Pre-409A Pension, the Participant is not a Continuing Grandfathered Participant, such Pension benefit shall be paid and administered as though it were subject to Article VI of this 409A Program, with the payment schedule determined based on the Separation from Service that follows the Participant’s reemployment.

(c)    Benefit Enhancements During Period of Reemployment. In the case of a Participant who first becomes eligible for a Retirement Pension under the Salaried Program based upon his period of reemployment, the value of the enhancement in the Participant’s Pension resulting from the availability of the Salaried Plan’s more favorable early commencement reduction factors for Retirement Pensions shall be treated as a separate benefit under the 409A Program and shall be payable based on the Participant’s Separation from Service that follows his reemployment.
Any additional benefit accrued by a Participant described in paragraph (1) or (2) above during his period of reemployment shall be an additional benefit under the 409A Program, and its payment schedule shall be determined based on the Separation from Service that follows his reemployment.

ARTICLE V
AMOUNT OF RETIREMENT PENSION

    When a 409A Pension becomes payable to or on behalf of a Participant under this Plan, the amount of such 409A Pension shall be determined under Section 5.1, 5.2 or 5.3 (whichever is applicable), subject to any adjustments required under Sections 4.6(b), 5.4 and 5.5.
5.1Participant’s 409A Pension:
(a)    Calculating the 409A Pension: A Participant's 409A Pension shall be calculated as follows (on the basis specified in subsection (b) below and using the definitions appearing in subsection (c) below):
    (1)    His Total Pension, reduced by
    (2)    His Salaried Plan Pension, and then, solely in the case of a Participant who is a Continuing Grandfathered Participant, further reduced by (but not below zero)
    (3)    His Pre-409A Pension.
5.2PEP Guarantee:
    A Participant who is eligible under subsection (a) below shall be entitled to a PEP Guarantee benefit determined under subsection (b) below. In the case of other Participants, the PEP Guarantee shall not apply.
(a)    Eligibility: A Participant shall be covered by this section if the Participant has 1988 pensionable earnings from an Employer of at least $75,000. For purposes of this section, “1988 pensionable earnings” means the Participant's remuneration for the 1988 calendar year, which was recognized for benefit received under the Salaried Plan as in effect in 1988. “1988 pensionable earnings” does not include remuneration from an entity attributable to any period when that entity was not an Employer.
5.3Amount of Pre-Retirement Spouse's 409A Pension:
    The monthly amount of the Pre-Retirement Spouse's 409A Pension payable to a surviving Eligible Spouse under Section 4.6 shall be determined under subsection (a) below.
(a)    Calculation: An Eligible Spouse's Pre-Retirement Spouse's 409A Pension shall be the difference between:
    (1)    The Eligible Spouse's Total Pre-Retirement Spouse's Pension, reduced by
    (2)    The Eligible Spouse's Salaried Plan Pre-Retirement Spouse's Pension, and then, solely in the case of an Eligible Spouse whose Annuity Starting Date is before March 1, 2010, or (ii) whose spouse was a Pre-2005 Participant, further reduced by (but not below zero)
    (3)    The Eligible Spouse's Pre-Retirement Spouse's Pension derived from the Pre-409A Program.
(b)    Definitions: The following definitions apply for purposes of this section.
    (1)    An Eligible Spouse's “Total Pre-Retirement Spouse's Pension” means the greater of:
    (i)    The amount of the Eligible Spouse's pre-retirement spouse's pension determined under the terms of the Salaried Plan, but without regard to: (A) the limitations imposed by sections 401(a)(17) and 415 of the Code (as such limitations are interpreted and applied under the

Salaried Plan), and (B) the actuarial adjustment under Section 5.5(d) of the Salaried Plan; or
    (ii)    The amount (if any) of the Eligible Spouse's PEP Guarantee Pre-Retirement Spouse's Pension determined under subsection (c).
In making this comparison, the benefits in subparagraphs (i) and (ii) above shall be calculated as if payable as of what would be the Normal Retirement Date of the Participant related to the Eligible Spouse.
    (2)    An “Eligible Spouse's Salaried Plan Pre-Retirement Spouse’s Pension” means the Pre-Retirement Spouse’s Pension that would be payable to the Eligible Spouse under the terms of the Salaried Plan.
    (3)    An “Eligible Spouse’s Pre-Retirement Spouse’s Pension derived from the Pre-409A Program” means the Pre-Retirement Spouse’s Pension that would be payable to the Eligible Spouse under the terms of the Pre-409A Program.
(c)    PEP Guarantee Pre-Retirement Spouse's Pension: An Eligible Spouse's PEP Guarantee Pre-Retirement Spouse's Pension shall be determined in accordance with paragraph (1) or (2) below, whichever is applicable, with reference to the PEP Guarantee (if any) that would have been available to the Participant under Section 5.2.
    (1)    Normal Rule: The Pre-Retirement Spouse's Pension payable under this paragraph shall be equal to the amount that would be payable as a survivor annuity, under a Qualified Joint and Survivor Annuity, if the Participant had:

    (i)    Separated from Service on the date of death (or, if earlier, his actual Separation from Service);
    (ii)    Commenced a Qualified Joint and Survivor Annuity on the same date payments of the Qualified Pre-Retirement Spouse's Pension are to commence; and
    (iii)    Died on the day immediately following such commencement.
    (2)    Special Rule for Active and Disabled Employees: Notwithstanding paragraph (1) above, the Pre-Retirement Spouse's Pension paid on behalf of a Participant described in Section 4.6(a) shall not be less than an amount equal to 25 percent of such Participant's PEP Guarantee (if any) determined under Section 5.2. For this purpose, Credited Service shall be determined as provided in Section 3.3(d)(2) of the Salaried Plan, and the deceased Participant's Highest Average Monthly Earnings, Primary Social Security Amount and Covered Compensation shall be determined as of his date of death. A Pre-Retirement Spouse's Pension under this paragraph is not reduced for early commencement.
Principles similar to those applicable under (i) Section 5.1(b), and (ii) the last sentence of Section 5.2(b)(2) shall apply in determining the Pre-Retirement Spouse’s 409A Pension under this section.
5.4Certain Adjustments:
    Pensions determined under the foregoing sections of this Article are subject to adjustment as provided in this section. For purposes of this section, “specified plan” shall mean the Salaried

Plan or a nonqualified pension plan similar to this Plan. A nonqualified pension plan is similar to this Plan if it is sponsored by a member of the Yum! Brands Organization and if its benefits are not based on participant pay deferrals (this category of similar plans includes the Yum! Brands, Inc. Pension Equalization Plan).
    (a)    Adjustments for Rehired Participants: This subsection shall apply to a current or former Participant who is reemployed after his Annuity Starting Date and whose benefit under the Salaried Plan is recalculated based on an additional period of Credited Service. In the event of any such recalculation, the Participant's PEP Pension shall also be recalculated hereunder to the maximum extent permissible under Section 409A. For this purpose and to the maximum extent permissible under Section 409A, the PEP Guarantee under Section 5.2 is adjusted for in-service distributions and prior distributions in the same manner as benefits are adjusted under the Salaried Plan, but by taking into account benefits under this Plan and any specified plans.
(b)    PEP Guarantee Formula: The amount of a Participant's PEP Guarantee shall be determined under the applicable formula in paragraph (1), subject to the special rules in paragraph (2).
    (1)    Formulas: The amount of a Participant's Pension under this paragraph shall be determined in accordance with subparagraph (i) below. However, if the Participant was actively employed by the Yum! Brands Organization in a classification eligible for the Salaried Plan prior to July 1, 1975, the amount of his Pension under this paragraph shall be the greater of the amounts determined under subparagraphs (i) and (ii), provided that subparagraph (ii)(B) shall not apply in determining the amount of a Vested Pension.

    (i)    Formula A: The Pension amount under this subparagraph shall be:
    (A)    3 percent of the Participant's Highest Average Monthly Earnings for the first 10 years of Credited Service, plus
    (B)    1 percent of the Participant's Highest Average Monthly Earnings for each year of Credited Service in excess of 10 years, less
    (C)    1-2/3 percent of the Participant's Primary Social Security Amount multiplied by years of Credited Service not in excess of 30 years.
In determining the amount of a Vested Pension under this Formula A, the Pension shall first be calculated on the basis of (I) the Credited Service the Participant would have earned had he remained in the employ of the Employer until his Normal Retirement Age, and (II) his Highest Average Monthly Earnings and Primary Social Security Amount at his Separation from Service, and then shall be reduced by multiplying the resulting amount by a fraction, the numerator of which is the Participant's actual years of Credited Service on his Separation from Service and the denominator of which is the years of Credited Service he would have earned had he remained in the employ of an Employer until his Normal Retirement Age.
    (ii)    Formula B: The Pension amount under this subparagraph shall be the greater of (A) or (B) below:

    (A)    1-1/2 percent of Highest Average Monthly Earnings times the number of years of Credited Service, less 50 percent of the Participant's Primary Social Security Amount, or
    (B)    3 percent of Highest Average Monthly Earnings times the number of years of Credited Service up to 15 years, less 50 percent of the Participant's Primary Social Security Amount.
In determining the amount of a Disability Pension under Formula A or B above, the Pension shall be calculated on the basis of the Participant's Credited Service (determined in accordance with Section 3.3(d)(3) of the Salaried Plan), and his Highest Average Monthly Earnings and Primary Social Security Amount at the date of disability.
    (2)    Calculation: The amount of the PEP Guarantee shall be determined pursuant to paragraph (1) above, subject to the following special rules:
    (i)    Subsidized 50 Percent Joint and Survivor Annuity: Subject to subparagraph (iii) below and the last sentence of this subparagraph, if the Participant has commenced receipt of an Annuity under this section, the Participant's beneficiary shall be entitled to receive a survivor annuity equal to 50 percent of the Participant's Annuity under this section, with no corresponding reduction in such Annuity for the Participant. Annuity payments to a surviving beneficiary shall begin on the first day of the month coincident with or following the Participant's death and shall end with the last monthly payment due prior to the beneficiary’s death. If the beneficiary is more than 10 years younger than the Participant, the survivor benefit payable under this subparagraph shall be adjusted as provided below.
    (A)    For each full year more than 10 but less than 21 that the surviving beneficiary is younger than the Participant, the survivor benefit payable to such beneficiary shall be reduced by 0.8 percent.
    (B)    For each full year more than 20 that the surviving beneficiary is younger than the Participant, the survivor benefit payable to such beneficiary shall be reduced by an additional 0.4 percent.
    (ii)    Reductions: The following reductions shall apply in determining a Participant's PEP Guarantee.
    (A)    If the Participant will receive an Early Retirement Pension, the payment amount shall be reduced by 3/12ths of 1 percent for each month by which the benefit commencement date precedes the date the Participant would attain his Normal Retirement Date.
    (B)    If the Participant is entitled to a Vested Pension, the payment amount shall be reduced to the actuarial equivalent of the amount payable at his Normal Retirement Date (if payment commences before such date), and the Section 4.6(b) reductions for any Pre-Retirement Spouse's coverage shall apply.

    (C)    This clause applies if the Participant will receive his Pension in a form that provides an Eligible Spouse benefit, continuing for the life of the surviving spouse, that is greater than that provided under subparagraph (i). In this instance, the Participant's Pension under this section shall be reduced so that the total value of the benefit payable on the Participant's behalf is the actuarial equivalent of the Pension otherwise payable under the foregoing provisions of this section.
    (iii)    Lump Sum Conversion: The amount of the Retirement Pension determined under this section for a Participant whose Retirement Pension will be distributed in the form of a lump sum shall be the actuarial equivalent of the Participant's PEP Guarantee determined under this section, taking into account the value of any survivor benefit under subparagraph (i) above and any early retirement reductions under subparagraph (ii)(A) above.
For purposes of this paragraph (2) (and other provisions of the 409A Program, to the extent deemed necessary by the Plan Administrator to effectuate the purposes of the PEP Guarantee), actuarial equivalence shall be determined taking into account – (i) the PEP Guarantee’s purpose to preserve substantially the value of a benefit under the pre-1989 terms of the Plan (including the subsidized survivor benefit that was available), and (ii) the 409A Program’s design that offers alternative annuities that are considered actuarial equivalent for purposes of Section 409A (including taking into account the special rule for subsidized joint and survivor annuities in Treasury Regulation § 1.409A-3(b)(ii)(C)). For the avoidance of doubt, because the latter requires – (I) the single life annuity to be at least as great as a Participant’s lifetime annuity benefit under a subsidized joint and survivor annuity, thus the single life annuity payable to a Participant who is eligible for the PEP Guarantee shall not be less than required to meet this standard (as interpreted), with a corresponding impact on any available life and period certain annuities, and (II) the annuities available to an unmarried participant to be Section 409A actuarially equivalent to those that would be available if the Participant were married, thus the annuities available to an unmarried Participant shall not be less than required to meet this standard (as interpreted). The interpretations contemplated by the preceding sentence shall be made by the Plan Administrator, using such factors for actuarial equivalence as the Plan Administrator deems, from time to time and in its discretion, to be appropriate and compliant with Section 409A.
An Eligible Spouse’s “Total Pre-Retirement Spouse’s Pension” and “Salaried Plan Pre-Retirement Spouse’s Pension” shall be determined without regard to Section 9.7(b) of the Salaried Plan (forfeiture of missing participant’s benefit).
(b)    Adjustment for Increased Pension Under Other Plans: If the benefit paid under a specified plan on behalf of a Participant is increased after PEP benefits on his behalf have been determined (whether the increase is by order of a court, by agreement of the plan administrator of the specified plan, or otherwise), then the PEP benefit for the Participant shall be recalculated to the maximum extent permissible under Section 409A. If the recalculation identifies an overpayment hereunder, the Plan Administrator shall take such steps as it deems advisable to recover the overpayment. It is specifically intended that there shall be no duplication of payments under this Plan and any specified plans to the maximum extent permissible under Section 409A.
5.5Excludable Employment:
    An executive who has signed a written agreement with the Company pursuant to which the individual either (i) waives eligibility under the Plan (even if the individual otherwise meets the definition of Employee under the Plan), or (ii) agrees not to participate in the Plan, shall not thereafter become entitled to a benefit or to any increase in benefits in connection with such employment (whichever applies). Written agreements may be entered into either before or after the executive becomes eligible for or begins participation in the Plan, and such written agreement may take any form that is deemed effective by the Company. This Section 5.5 shall apply with respect to agreements that are entered into on or after January 1, 2009.
5.6Pre-409A Pension:
    A Participant’s Pre-409A Pension is the portion of the Participant’s Pension that is grandfathered under Treasury Regulation § 1.409A-6(a)(3)(i) and (iv). Principles similar to those applicable under (i) Section 5.1(b), and (ii) the last sentence of Section 5.2(b)(2) shall apply in determining the Pre-409A Pension under this section. A Participant shall have a Pre-409A Pension only if he is a Continuing Grandfathered Participant.

ARTICLE VI
DISTRIBUTION OF BENEFITS
    The terms of this Article govern (i) the distribution of benefits to a Participant who becomes entitled to a 409A Pension, and (ii) the continuation of benefits (if any) to such Participant’s beneficiary following the Participant’s death. The distribution of a Pre-409A Pension is governed by the terms of the Pre-409A Program.
6.1Form and Timing of Distributions:
    Benefits under the 409A Program shall be distributed as follows:
    (a)    409A Retirement Pension: The following rules govern the distribution of a Participant’s 409A Retirement Pension:
    (1)    Generally: A Participant’s 409A Retirement Pension shall be distributed as a Single Lump Sum on the first day of the month that is coincident with or next follows the Participant’s Retirement Date, subject to paragraph (2) and Section 6.6 (delay for Key Employees).
    (2)    Prior Payment Election: Notwithstanding paragraph (1), a Participant who is entitled to a 409A Retirement Pension and who made an election (i) either (A) up to and including December 31, 2006, or (B) between January 1, 2008 and December 31, 2008 (inclusive), and (ii) at least six months prior to and in a calendar year prior to the Participant’s Annuity Starting Date shall receive his benefit in accordance with such payment election. A payment election allowed a Participant to choose either (i) to receive a distribution of his benefit in an Annuity form, (ii) to commence distribution of his benefit at a time other than as provided in paragraph 6.1(a)(1), or both (i) and (ii). Except as provided in Appendix A, a payment election made by a Participant who is only eligible to receive a Vested Pension on his Separation from Service shall be disregarded. Subject to Section 4.9 (cashouts), a Participant who has validly elected to receive an Annuity shall receive his benefit as a Qualified Joint and Survivor Annuity if he is married or as a Single Life Annuity if he is unmarried, unless he elects one of the optional forms of payment described in Section 6.2 in accordance with the election procedures in Section 6.3(a). A Participant shall be considered married if he is married on his Annuity Starting Date. To the extent a Participant’s benefit commences later than it would under paragraph 6.1(a)(1) as a result of an election under this paragraph 6.1(a)(2), the Participant’s benefit will be paid with interest equal to that specified in Section 6.6(c), which interest shall be paid at the time elected by the Participant under this paragraph 6.1(a)(2). A Participant’s payment election under this paragraph shall apply to his entire Pension, including the portion that was administered according to the terms of the Pre-409A Program prior to March 1, 2010.
    (b)    409A Vested Pension: Subject to Sections 4.9, Section 6.6 and subsection (c) below, a Participant’s 409A Vested Pension shall be distributed in accordance with paragraph (1) or (2) below, unless, in the case of a married Participant (as determined under the standards in paragraph 6.1(a)(2), above), he elects one of the optional forms of payment distributions in Section 6.2 in accordance with the election procedures in Section 6.3(a):
    (1)    Separation Prior to Age 55: In the case of a Participant who Separates from Service with at least five years of Service prior to attaining age 55,

the Participant’s 409A Vested Pension shall be distributed as an Annuity commencing on the first of the month that is coincident with or immediately follows the date he attains age 55, which shall be the Annuity Starting Date of his 409A Vested Pension. A distribution under this subsection shall be in the form of a Qualified Joint and Survivor Annuity if the Participant is married, or as a Single Life Annuity if he is not married. A Participant shall be considered married for purposes of this paragraph if he is married on the Annuity Starting Date of his 409A Vested Pension.
    (2)    Separation at Ages 55 Through 64: In the case of a Participant who Separates from Service with at least five years but less than ten years of Service and on or after attaining age 55 but prior to attaining age 65, the Participant’s 409A Vested Pension shall be distributed as an Annuity (as provided in paragraph (1) above) commencing on the first of the month that follows his Separation from Service.
    (c)    Disability Pension: The portion of a Participant’s 409A Disability Pension representing Pre-Separation Accruals shall be paid on the first day of the month following the later of (i) the Participant’s attainment of age 55 and (ii) the Participant’s Separation from Service. The portion of a Participant’s 409A Disability Pension representing Pre-Separation Accruals shall be paid in the form otherwise applicable under Section 6.1(a). The portion of a Participant’s 409A Disability Pension representing Post-LTD Accruals shall be paid on the first day of the month following the Participant’s attainment of age 65 in a lump sum.

    (d)    Special Rule for Benefits Accrued After Services Fall Below 20 Percent. If a Participant’s Separation from Service is the result of a decrease in his level of bona fide services to the Company (as an employee or independent contractor) to less than 20 percent of his average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Participant provided services to the Company if the Participant has been providing services for less than 36 months) then all benefits accrued in a calendar year by the Participant under the Plan following his Separation from Service that relate to such reduced level of services shall be paid to the Participant in a single lump sum during the first 15 days of March of the calendar year following each calendar year during which such benefits were accrued. This subsection (d) is effective for benefits accrued on or after January 1, 2012.
6.2Available Forms of Payment:
    This section sets for the payment options available to a Participant who is entitled to a Retirement Pension under paragraph 6.1(a)(2) above or a Vested Pension under subsection 6.1(b) above.
    (a)    Basic Forms: A Participant who is entitled to a Retirement Pension may choose one of the following optional forms of payment by making a valid election in accordance with the election procedures in Section 6.3(a). A Participant who is entitled to a Vested Pension and who is married on his Annuity Starting Date may choose one of the optional forms of payment available under paragraphs (1), 2(ii) or 2(iii) below with his Eligible Spouse as his beneficiary (and no other optional form of payment available under this subsection (a) shall be permitted to such a Participant). A Participant who is entitled to a Vested Pension and who is not married on his Annuity Starting Date shall receive a Single Life Annuity. Each optional annuity is the actuarial equivalent of the Single Life Annuity:
    (1)    Single Life Annuity Option: A Participant may receive his 409A Pension in the form of a Single Life Annuity, which provides monthly payments ending with the last payment due prior to his death.
    (2)    Survivor Options: A Participant may receive his 409A Pension in accordance with one of the following survivor options:
    (i)    100 Percent Survivor Option: The Participant shall receive a reduced 409A Pension payable for life, ending with the last monthly payment due prior to his death. Payments in the same reduced amount shall continue after the Participant's death to his beneficiary for life, beginning on the first day of the month coincident with or following the Participant's death and ending with the last monthly payment due prior to the beneficiary's death.
    (ii)    75 Percent Survivor Option: The Participant shall receive a reduced Pension payable for life, ending with the last monthly payment due prior to his death. Payments in the amount of 75 percent of such reduced Pension shall be continued after the Participant's death to his beneficiary for life, beginning on the first day of the month coincident with or following the Participant's death and ending with the last monthly payment due prior to the beneficiary's death.
    (iii)    50 Percent Survivor Option: The Participant shall receive a reduced 409A Pension payable for life, ending with the last monthly payment due prior to his death. Payments in the amount of 50 percent of such reduced 409A Pension shall be continued after the Participant's death to his beneficiary for life, beginning on the first day of the month coincident with or following the Participant's death and ending with the last monthly payment due prior to the beneficiary's death. A 50 percent survivor option under this paragraph shall be a Qualified Joint and Survivor Annuity if the Participant's beneficiary is his Eligible Spouse.
    (iv)    Ten Years Certain and Life Option: The Participant shall receive a reduced 409A Pension which shall be payable monthly for his lifetime but for not less than 120 months. If the retired Participant dies before 120 payments have been made, the monthly 409A Pension amount shall be paid for the remainder of the 120 month period to the Participant's primary beneficiary (or if the primary beneficiary has predeceased the Participant, the Participant's contingent beneficiary).
For purposes of this subsection (a) (and other provisions of the 409A Program, to the extent deemed necessary by the Plan Administrator to comply with Section 409A), actuarial equivalence shall be determined in accordance with the principles of Section 409A, including as set forth in the last paragraph of Section 5.2 (regarding the determination of Section 409A actuarially equivalent annuities for Participants who are eligible for the PEP Guarantee).
    (b)    Inflation Protection: The following levels of inflation protection may be provided to any Participant who elects to receive all or a part of his 409A Retirement Pension as an Annuity:

    (1)    5 Percent Inflation Protection: A Participant's monthly benefit shall be initially reduced, but thereafter shall be increased if inflation in the prior year exceeds 5 percent. The amount of the increase shall be the difference between inflation in the prior year and 5 percent.
    (2)    7 Percent Inflation Protection: A Participant's monthly benefit shall be initially reduced, but thereafter shall be increased if inflation in the prior year exceeds 7 percent. The amount of the increase shall be the difference between inflation in the prior year and 7 percent.
    Benefits shall be subject to increase in accordance with this subsection each January 1, beginning with the second January 1 following the Participant's Annuity Starting Date. The amount of inflation in the prior year shall be determined based on inflation in the 12-month period ending on September 30 of such year, with inflation measured in the same manner as applies on the Effective Date for adjusting Social Security benefits for changes in the cost of living. Inflation protection that is in effect shall carry over to any survivor benefit payable on behalf of a Participant, and shall increase the otherwise applicable survivor benefit as provided above. Any election by a Participant to receive inflation protection shall be irrevocable by such Participant or his surviving beneficiary.
6.3Procedures for Elections:
    This section sets forth the procedures for making Annuity Starting Date elections (i.e., elections under Section 6.2). Subsection (a) sets forth the procedures for making a valid election of an optional form of payment under Section 6.2 and subsection (b) includes special rules for Participants with multiple Annuity Starting Dates. An election under this Article VI shall be treated as received on a particular day if it is: (i) postmarked that day, or (ii) actually received by the Plan Administrator on that day. Receipt under (ii) must occur by the close of business on the date in question, which time is to be determined by the Plan Administrator. Spousal consent is not required for an election to be valid.
    (a)    Election of an Optional Form of Payment: To be valid, an election of an optional form of Annuity under Section 6.2, for (i) a Participant’s 409A Retirement Pension (if a proper election was made under paragraph 6.1(a)(2)) or (ii) a Participant’s 409A Vested Terminated Pension, must be in writing, signed by the Participant, and received by the Plan Administrator at least one day prior to the Annuity Starting Date that applies to the Participant’s Pension in accordance with Section 6.1. In addition, an election under this subsection must specify one of the optional forms of payment available under Section 6.2 and a beneficiary, if applicable, in accordance with Section 6.5 below. To the extent permitted by the Plan Administrator, an election made through electronic media shall be considered to satisfy the requirement for a written election, and an electronic affirmation of such an election shall be considered to satisfy the requirement for a signed election.
    (b)    Multiple Annuity Starting Dates: When amounts become payable to a Participant in accordance with Article IV, they shall be payable as of the Participant's Annuity Starting Date and the election procedures (in this section and Sections 6.1 and 6.5) shall apply to all of the Participant's unpaid accruals as of such Annuity Starting Date, with the following exception. In the case of a Participant who is rehired after his initial Annuity Starting Date and who (i) is currently receiving an Annuity that remained in pay status upon rehire, or (ii) was previously paid a lump sum distribution (other than a cashout distribution described in Section 4.9(a)), the Participant's subsequent Annuity

Starting Date (as a result of his subsequent Separation from Service), and the election procedures at such subsequent Annuity Starting Date, shall apply only to the portion of his benefit that accrues after his rehire. Any prior accruals that remain to be paid as of the Participant's subsequent Annuity Starting Date shall continue to be payable in accordance with the elections made at his initial Annuity Starting Date.
(c)    Determination of Marital Status: In any case in which the form of payment of a Participant’s 409A Pension is determined by his marital status on his Annuity Starting Date, the Plan Administrator shall assume the Participant is unmarried on his Annuity Starting Date unless the Participant provides notice to the Plan prior to his Annuity Starting Date, which is deemed sufficient and satisfactory by the Plan Administrator, that he is married. The Participant shall give such notification to the Plan Administrator when he makes the election described in subsection (a) above or in accordance with such other procedures that are established by the Plan Administrator for this purpose (if any). Notwithstanding the two prior sentences, the Plan Administrator may adopt rules that provide for a different outcome than specified above.
6.4Special Rules for Survivor Options:
    The following special rules shall apply for the survivor options available under Section 6.2 above.
    (a)    Effect of Certain Deaths: If a Participant makes an election under Section 6.3(a) to receive his 409A Retirement Pension in the form of an optional Annuity that includes a benefit for a surviving beneficiary under Section 6.2 and the Participant or his beneficiary (beneficiaries in the case of the option form of payment in Section 6.2(a)(2)(iv)) dies prior to the Annuity Starting Date of such Annuity, the election shall be disregarded. If the Participant dies after this Annuity Starting Date but before his 409A Retirement Pension actually commences, the election shall be given effect and the amount payable to his surviving Eligible Spouse or other beneficiary shall commence on the first day of the month following his death (any back payments due the Participant shall be payable to his estate). In the case of a Participant who has elected the form of payment described in Section 6.2(a)(2)(iv), if such Participant (i) dies after his Annuity Starting Date, (ii) without a surviving primary or contingent beneficiary, and (iii) before receiving 120 payments under the form of payment, then the remaining payments due under such form of payment shall be paid to the Participant's estate. If payments have commenced under such form of payment to a Participant's primary or contingent beneficiary and such beneficiary dies before payments are completed, then the remaining payments due under such form of payment shall be paid to such beneficiary's estate.
    (b)    Non-spouse Beneficiaries: If a Participant's beneficiary is not his Eligible Spouse, he may not elect:
    (1)    The 100 percent survivor option described in Section 6.2(a)(2)(i) if his non-spouse beneficiary is more than 10 years younger than he is, or
    (2)    The 75 percent survivor option described in Section 6.2(a)(2)(ii) if his non-spouse beneficiary is more than 19 years younger than he is.
6.5Designation of Beneficiary:
    A Participant who has elected under Section 6.2 to receive all or part of his Retirement Pension in a form of payment that includes a survivor option shall designate a beneficiary who will be entitled to any amounts payable on his death. Such designation shall be made on the election form used to choose such optional form of payment or an approved election form filed under the Salaried Plan, whichever is applicable. In the case of the survivor option described in Section 6.2(a)(2)(iv), the Participant shall be entitled to name both a primary beneficiary and a contingent beneficiary. A Participant (whether active or former) shall have the right to change or revoke his beneficiary designation at any time prior to his Annuity Starting Date. The designation of any beneficiary, and any change or revocation thereof, shall be made in accordance with rules adopted by the Plan Administrator. A beneficiary designation shall not be effective unless and until filed with the Plan Administrator (or for periods before the Effective Date, the Plan Administrator under the Prior Plan). If no beneficiary is properly designated and a Participant elects a survivor's option described in Section 6.2(a)(2), the Participant's beneficiary shall be his Eligible Spouse. A Participant entitled to a Vested Pension does not have the right or ability to name a beneficiary; if the Participant is permitted under Section 6.2 to elect an optional form of payment, then his beneficiary shall be his Eligible Spouse on his Annuity Starting Date.
6.6Required Delay for Key Employees:
    Notwithstanding Section 6.1 above, if a Participant is classified as a Key Employee upon his Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then distributions to the Participant shall commence as follows:
    (a)    Distribution of a Retirement Pension: In the case of a Key Employee Participant who is entitled to a 409A Retirement Pension, distributions shall commence on the earliest first of the month that is at least six months after the date the Participant Separates from Service (or, if earlier, the Participant’s death). For periods before 2009, commencement of distributions, however, shall not be delayed under the preceding sentence if the Participant’s 409A Retirement Pension was required to commence at the same time and in the same form as his pension under the Salaried Plan in accordance with subsection A.3(b) of Article A of the Appendix.
    (b)    Distribution of a Vested Pension. In the case of a Participant who is entitled to a 409A Vested Pension, distributions shall commence as provided in Section 6.1(b), or if later, on the earliest first of the month that is at least six months after the Participant’s Separation from Service (or, if earlier, the Participant’s death). For periods before 2009, commencement of distributions, however, shall not be delayed under the preceding sentence if the Participant’s 409A Vested Pension was required to commence at the same time and in the same form as his pension under the Salaried Plan in accordance with subsection A.3(b) of Article A of the Appendix.
    (c)    Interest Paid for Delay. Any payments to the Participant that are delayed in accordance with the provisions of this Section 6.6 shall be accumulated and paid as a lump sum payment, with interest equal to the rate selected from time to time by the Plan Administrator (“Specified Rate”), on the date payment occurs in accordance with subsection (a) or (b) above, whichever is applicable. If a Participant’s beneficiary or estate is paid under subsection (a) or (b) above as a result of his death, then any payments that would have been made to the Participant and that were delayed in accordance with the provisions of this Section 6.6 shall be paid as otherwise provided in the Plan, with interest equal to the Specified Rate paid from the date the Participant would have commenced his 409A Pension absent the application of this Section 6.6 until the date of actual payment of such amounts to the Participant's beneficiary or estate.

6.7Payment of FICA and Related Income Taxes:
    As provided in subsections (a) through (c) below, a portion of a Participant’s 409A Pension shall be paid as a single lump sum and remitted directly to the Internal Revenue Service (“IRS”) in satisfaction of: (i) the Participant’s share of FICA tax, (ii) the related withholding of income tax at source on wages (imposed under Code Section 3401 or the corresponding withholding provisions of the applicable state, local or foreign tax laws as a result of the payment of the Participant’s share of FICA) and (iii) the additional withholding of income tax at source on wages that is attributable to the pyramiding of wages and taxes.
    (a)    Timing of Payment: As of the date that the Participant’s share of FICA and related income tax withholding are due to be deposited with the IRS under the FICA payment procedure then in effect under the Plan, a lump sum payment equal to the Participant’s share of FICA and any related income tax withholding (the “FICA Lump Sum”) shall be paid from the Participant’s 409A Pension and remitted to the IRS (or other applicable tax authority) in satisfaction of the participant’s share of FICA tax and the related income tax withholding. The classification of a Participant as a Key Employee (as defined in Section 2.1(r)) shall have no effect on the timing of the FICA Lump Sum.
    (b)    Impact on 409A Pension. To recover the payment of a Participant’s FICA Lump Sum, payment of the Participant’s 409A Pension shall be reduced. If the Participant’s 409A Pension is distributable as an annuity, the Participant’s annuity payments shall be applied to the recovery of the FICA Lump Sum in accordance with the Plan Administrator’s procedure for recovery. The Plan Administrator’s procedure for recovery (i) shall reduce the annuity payments to zero (until the remaining FICA Lump

Sum amount that is left to be recovered is less than the Participant’s monthly annuity amount, and then the next annuity payment shall be reduced only to the extent necessary), and (ii) shall not permit the Participant to control (directly or indirectly) the time of recovery of the FICA Lump Sum amount. If the Participant’s 409A Pension is distributable as a lump sum, the FICA Lump Sum amount shall be fully recovered from such lump sum.
    (c)    No Effect on Commencement of 409A Pension. The Participant’s 409A Pension shall commence in accordance with the terms of this Plan. The payment of the FICA Lump Sum to satisfy the Participant’s FICA Amount and related income tax withholding shall not alter the time of payment of the portion of the Participant’s 409A Pension that is payable to the Participant (but subject at all times to income tax withholding), including not altering any required delay in payment to a Participant who is classified as a Key Employee.
6.8Correction of Payments Affected by Other Nonqualified Plans.
    Effective January 1, 2009, this Section 6.8 shall apply notwithstanding the provisions of the Plan (other than Sections 6.6, 6.7, 9.3 and 9.4) that would otherwise determine the time and form of payment. To the extent that any amount deferred under the Plan for a Participant is or could be determined by, or the time or form of payment is or could be affected by, the amount deferred under, or the payment provisions of, one or more other nonqualified deferred compensation plans (each an “Offset Plan”), the time and form of payments under this Plan and any Offset Plan shall be identical.
    (a)    If there is any potential for the time and form of payments under this Plan and any Offset Plan not being identical, then the following shall apply. Any permissible payment event under Section 409A that is a payment event under any of these plans shall be an applicable payment event under all such plans. If the plans contain the same permissible payment event under Section 409A, but the payment event is defined differently under at least one of the plans, the payment event shall be defined for all plans using the narrowest of the applicable definitions (meaning the definition resulting in the smallest scope of events that would constitute payment events). If the plans contain the same permissible payment event under Section 409A, but the schedule of payments following the payment event is different under at least one of the plans, the schedule of payments under all plans shall be the payment schedule resulting in, or potentially resulting in, the latest final payment date, and if the payment schedules result in, or potentially result in, the same latest final payment date, the payment schedule commencing, or potentially commencing, at the latest possible date, and if those dates are the same, the payment schedule generally resulting in the amount deferred being paid at the latest dates.
    (b)    For purposes of apply the second sentence of this Section, the determination of which other plans “could” affect this Plan (thus causing the other plans to be Offset Plans) shall be sufficiently encompassing to satisfy Section 409A (without being more encompassing than necessary to satisfy Section 409A). In addition, the provisions of this Section 6.8 shall apply under any Offset Plan, effective January 1, 2009, notwithstanding any contrary provisions in such Offset Plan. This Section 6.8 shall at all times be interpreted to comply with IRS Notice 2010-6, § XI, as modified and supplemented by subsequent IRS guidance.
6.9Section 162(m) Compliance:

    Effective January 1, 2019, the Plan Administrator shall have the maximum discretion to delay payments that is permissible under Regulation § 1.409A-2(b)(7)(i) (relating to delay of payments that are subject to Code Section 409A) (hereafter, the “Section 162(m) Rule”) while still having such delay be exempt from the rules for subsequent deferral elections. If any payment is delayed pursuant to the discretion granted by the prior sentence, it shall be paid in accordance with the requirements of the Section 162(m) Rule.

ARTICLE VII
ADMINISTRATION

7.1Authority to Administer Plan:
    The Plan shall be administered by the Plan Administrator, which shall have the authority to interpret the Plan and issue such regulations as it deems appropriate. The Plan Administrator shall maintain Plan records and make benefit calculations, and may rely upon information furnished it by the Participant in writing, including the Participant's current mailing address, age and marital status. The Plan Administrator's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Company, in its capacity as Plan Administrator or in any other capacity, shall not be a fiduciary of the Plan for purposes of ERISA, and any restrictions that apply to a party in interest under section 406 of ERISA shall not apply to the Company or otherwise under the Plan.
7.2Facility of Payment:
    Whenever, in the Plan Administrator's opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may make payments to such person or to the legal representative of such person for his benefit, or the Plan Administrator may apply the payment for the benefit of such person in such manner as it considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

7.3Claims Procedure:
    Any Participant or beneficiary may file a Claim (as defined below in Section 7.5), if he/she believes that he/she has not received his/her full benefits from this Plan. If an assertion of any right to a benefit by or on behalf of a Claimant (as defined below in Section 7.5) is wholly or partially denied, the Plan Administrator, or a party designated by the Plan Administrator, will provide such Claimant the claims review process described in this Section. The Plan Administrator has the discretionary right to modify the claims process described in this Section in any manner so long as the claims review process, as modified, includes the steps described below. A claim shall be made in writing or in such other form as is acceptable to the Plan Administrator. Within a 90-day response period following the receipt of the claim by the Plan Administrator, the Plan Administrator will notify the claimant of the following by a comprehensible written notice:
    (a)    The specific reason or reasons for such denial;
    (b)    Specific reference to pertinent Plan provisions on which the denial is based;
    (c)    A description of any additional material or information necessary for the Claimant to submit to perfect the Claim and an explanation of why such material or information is necessary; and
    (d)    A description of the Plan's claim review procedure (including the time limits applicable to such process and a statement of the Claimant's right to bring a civil action under ERISA following a further denial on review).
If the Plan Administrator determines that special circumstances require an extension of time for processing the Claim it may extend the response period from 90 to 180 days. If this occurs, the

Plan Administrator will notify the Claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the Plan Committee expects to make the final decision. The claim review procedure is available upon written request by the Claimant to the Plan Administrator, or the designated party, within 60 days after receipt by the Claimant of written notice of the denial of the Claim. Upon review, the Plan Administrator shall provide the Claimant a full and fair review of the Claim, including the opportunity to submit to the Plan Administrator comments, document, records and other information relevant to the Claim and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, notice of the extension will be furnished to the Claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the Claimant; include specific reasons for the decision with references to the specific Plan provisions on which the decision is based; and provide that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her Claim for benefits. Any notice or other notification that is required to be sent to a Claimant under this section may be sent pursuant to any method approved under Department of Labor Regulation Section 2520.104b-1 or other applicable guidance. Any special extension, which is required by ERISA and applies to one or more deadlines applicable under this claims procedure, shall apply under this Plan to the same extent that a similar special extension would apply under the Salaried Plan.
7.4Plan Administrator Discretion:
    The Plan Administrator, or a party designated by the Plan Administrator, shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the Participant (or other applicant) is entitled to them. Any decisions or determinations hereunder shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (i) such discretion is not expressly granted by the Plan provisions in question, or (ii) a decision or determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or expressly call for a decision or determination. All decisions and determinations made by the Plan Administrator will be final, conclusive, and binding on all parties. The Plan Administrator may consider the intent of the Company with respect to a Plan provision in making any determination with respect to the provision, notwithstanding the provisions set forth in any document that arguably do not contemplate considering such intent. The Plan Administrator’s discretion is absolute, and in any case where the breadth of the Plan Administrator’s discretion is at issue, it is expressly intended that the Plan Administrator (or its delegate) be accorded the maximum possible discretion. Any exercise by the Plan Administrator of its discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., abuse of discretion).

7.5Exhaustion of Claims Procedures:
(a)    Before filing any Claim (including a suit or other action) in court or in another tribunal, a Claimant must first fully exhaust all of the Claimant’s actual or potential rights under the claims procedures of Sections 7.01, 7.02 and 7.03.
(b)    Upon review by any court or other tribunal, the exhaustion requirement of this Section is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to clarify or effect this intent may be taken). For example, exhaustion may not be excused (i) for failure to respond to a Claim unless the purported Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the purported Claimant was submitting a Claim with respect to the Plan, or (ii) for failure to fulfill a request for documents unless (A) the Claimant is lawfully entitled to receive a copy of the requested document from the Plan Administrator at the time and in the form requested, (B) the Claimant requests such documents in a writing that is addressed to and actually received by the Plan Administrator, (C) the Plan Administrator fails to provide the requested documents within 6 months after the date the request is received, or within such longer period as may be reasonable under the facts and circumstances, (D) the Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the Claimant was actually entitled to receive the requested documents at the time and in the form requested (i.e., generally the Claimant must provide sufficient information to place the Plan Administrator on notice of a colorable Claim for benefits), and (E) the documents requested and not provided are material to the determination of one or more colorable Claims of which the Claimant has informed the Plan Administrator.

(c)    In any action or consideration of a Claim in court or in another tribunal following exhaustion of the Plan’s claims procedure as described in this Section, the subsequent action or consideration shall be limited, to the maximum extent permissible, to the record that was before Plan Administrator in the claims procedure process.
(d)    The exhaustion requirement of this Section shall apply: (i) regardless of whether other Disputes that are not Claims (including those that a court might consider at the same time) are of greater significance or relevance, (ii) to any rights the Plan Administrator may choose to provide in connection with novel Disputes or in particular situations, (iii) regardless of whether the rights are actual or potential and (iv) even if the Plan Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such Claim (in which case the Plan Administrator upon notice of the Claim shall either promptly establish such claims procedures or shall apply or act by analogy to the claims procedures of Sections 7.01, 7.02 and 7.03 that apply to Claims).
(e)    The Plan Administrator may make special arrangements to consider a Claim on a class basis or to address unusual conflicts concerns, and such minimum arrangements in these respects shall be made as are necessary to maximize the extent to which exhaustion is required.
(f)    For purposes of this Article VII, the following definitions apply:
(1)    A “Dispute” is any claim, dispute, issue, assertion, allegation, action or other matter.
(2)    A “Claim” is any Dispute that implicates in whole or in part any one or more of the following –

(i)    The interpretation of the Plan;
(ii)    The interpretation of any term or condition of the Plan;
(iii)    The interpretation of the Plan (or any of its terms or conditions) in light of applicable law;
(iv)    Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect;
(v)    The administration of the Plan,
(vi)    Whether the Plan, in whole or in part, has violated any terms, conditions or requirements of ERISA or other applicable law or regulation, regardless of whether such terms, conditions or requirements are, in whole or in part, incorporated into the terms, conditions or requirements of the Plan,
(vii)    A request for Plan benefits or an attempt to recover Plan benefits;
(viii)    An assertion that any entity or individual has breached any fiduciary duty;
(ix)    An assertion that any individual or entity is a Participant, former Participant, Plan beneficiary, former Plan beneficiary or assignee of any of the foregoing; or
(x)    Any Dispute or Claim that: (i) is deemed similar to any of the foregoing by the Plan Administrator, or (ii) relates to the Plan in any way.

It is the Plan Administrator’s intent to interpret and operate the Plan in good faith and at all times consistently with ERISA. Therefore, as a condition for any right or recovery related to the Plan, the Plan imposes a contractual obligation for complete exhaustion under this Section with respect to any Claim (as defined above) in order to allow for the efficient and uniform resolution of such Claims and to protect the Plan from potentially substantial and unnecessary litigation expenses that exhaustion could obviate.
(3)    A “Claimant” is any employee, former employee, Executive, former Employee, Participant, former Participant, Plan beneficiary, former Plan beneficiary or any other individual, person, entity, estate, heir, or representative with a relationship to any of the foregoing individuals or the Plan, as well as any group of one or more of the foregoing, who has a Claim. A “Claimant” also includes any individual or entity who is alleging the individual or entity has the status of a Participant, former Participant, Plan beneficiary, former Plan beneficiary, or any other individual or entity asserting a Claim.
7.6Limitations on Actions:
Any Claim filed under Section 7.3 and any action filed in state or federal court by or on behalf of a Claimant (as defined above in Section 7.5) for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Claimant’s cause of action first accrues.
(a)     For purposes of this subsection, a cause of action with respect to a Claimant’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Claimant has received the calculation of the benefits that are the subject of the Claim or legal action, (ii) the date identified to the Claimant by the Plan Administrator on which payments shall commence, (iii) when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are the basis of his Claim, or (iv) the date when the benefit was first paid, provided, or denied.
(b)     For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to constitute interference with ERISA-protected rights.
(c)     For purposes of this subsection, a cause of action with respect to any other Claim, action or suit not covered by subsection (a) or (b) above must be brought within two years of the date when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to give rise to the Claim, action or suit.
Failure to bring any such Claim or cause of action within this two-year time frame shall preclude a Claimant, or any representative of the Claimant, from filing the Claim or cause of action. Correspondence or other communications pursuant to or following the mandatory appeals process described in Section 7.3 shall have no effect on this two-year time frame.

ARTICLE VIII
MISCELLANEOUS

8.1Nonguarantee of Employment:
    Nothing contained in this Plan shall be construed as a contract of employment between an Employer and any Employee, or as a right of any Employee to be continued in the employment of an Employer, or as a limitation of the right of an Employer to discharge any of its Employees, with or without cause.
8.2Nonalienation of Benefits:
    Benefits payable under the Plan or the right to receive future benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, including any assignment or alienation in connection with a divorce, separation, child support or similar arrangement, shall be null and void and not binding on the Company. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.
8.3Unfunded Plan:
    The Company's obligations under the Plan shall not be funded, but shall constitute liabilities by the Company payable when due out of the Company's general funds. To the extent the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Company.

8.4Action by the Company:
    Any action by the Company under this Plan may be made by the Board of Directors of the Company or by the Compensation Committee of the Board of Directors, with a report of any actions taken by it to the Board of Directors. In addition, such action may be made by any other person or persons duly authorized by resolution of said Board to take such action.
8.5Indemnification:
    Unless the Board of Directors of the Company shall determine otherwise, the Company shall indemnify, to the full extent permitted by law, any employee acting in good faith within the scope of his employment in carrying out the administration of the Plan.
8.6Compliance with Section 409A:
    (a)    General: It is the intention of the Company that the Plan shall be construed in accordance with the applicable requirements of Section 409A. Further, in the event that the Plan shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors, the Plan Administrator nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.
    (b)    Non-duplication of benefits: In the interest of clarity, and to determine benefits in compliance with the requirements of Section 409A, provisions have been included in this 409A Document describing the calculation of benefits under certain specific circumstances, for example, provisions relating to the inclusion of salary continuation during certain window severance programs in the calculation of Highest Average Monthly Earnings, as specified in Appendix D. Notwithstanding this or any similar provision, no duplication of benefits may at any time occur under the Plan.

Therefore, to the extent that a specific provision of the Plan provides for recognizing a benefit determining element (such as pensionable earnings or service) and this same element is or could be recognized in some other way under the Plan, the specific provision of the Plan shall govern and there shall be absolutely no duplicate recognition of such element under any other provision of the Plan, or pursuant to the Plan’s integration with the Salaried Plan. This provision shall govern over any contrary provision of the Plan that might be interpreted to support duplication of benefits.
8.7Section 457A.
To avoid the application of Code section 457A (“Section 457A”) to a Participant’s Pension, the following shall apply to a Participant who transfers (or is otherwise assigned) to a work location outside of the United States to provide services to a member of the Yum! Brands Organization that is neither a United States corporation nor a pass-through entity that is wholly owned by a United States corporation (“Covered Transfer”):
(a)    From and after the Covered Transfer, any benefit accruals or other increases or enhancements to the Participant’s Pension relating to benefit determining factors recognized under the Plan, including –
(1)    Service,
(2)    Earnings that would be considered in determining Highest Average Monthly Earnings, or
(3)    The attainment of a specified age while in the employment of the Yum! Brands Organization (“age attainment”),
(collectively, “Benefit Enhancements”) will not be credited to the Participant until the last day of the Plan Year in which the Participant renders the Service or has the earnings, age attainment or the occurrence of the other benefit determining factor that results in such Benefit Enhancement, and then only to the extent permissible under subsection (b) below at that time; and
(b)    The Participant shall have no legal right to (and the Participant shall not receive) any Benefit Enhancement that relates to Service, earnings, age attainment or another benefit determining factor from and after the Covered Transfer to the extent such Benefit Enhancement would constitute compensation that is includable in income under Section 457A.
Notwithstanding the foregoing, subsections (a) and (b) above shall not apply to a Participant who has a Covered Transfer if, prior to the Covered Transfer, the Company provides a written communication (either to the Participant individually, to a group of similar Participants, to Participants generally, or in any other way that causes the communication to clearly apply to the Participant – i.e., an “applicable communication”) that these subsections do not apply to the Covered Transfer in question, but only during the period that the applicable communication remains in effect (and any such applicable communication shall at all times remain revocable for purposes of the Plan). In addition, subsections (a) and (b) shall not apply to a Participant who has a Covered Transfer if the Company determines that all the Benefit Enhancements earned by the Participant during the Covered Transfer should not constitute compensation that is includable in income under Section 457A, but there shall be no legally binding right to any such Benefit Enhancement until the Company makes a specific determination that the Participant has a right to the Benefit Enhancement that Company intends to be a final and binding right. Subsections (a) and (b) shall cease to apply as of the earlier of – (i) the date the Participant returns to service for a member of the Yum! Brands Organization that is a United States corporation or a pass-

through entity that is wholly owned by a United States corporation, or (ii) the effective date for such cessation that is stated in an applicable communication (after giving effect to any delay in such cessation that is applied by the Company).
    Notwithstanding any other provisions herein regarding the time and form of payment of amounts deferred hereunder (“Deferrals”), to the extent Deferrals are required to be included in income under Code section 457A, the distribution of any Deferral shall be accelerated as permitted by – (i) IRS Notice 2009-8, Q&A 25, in the case of Deferrals relating to services performed before January 1, 2009, and (ii) IRS Notice 2009-8, Q&A 26, in the case of Deferrals relating to services performed after December 31, 2008. For purposes of clause (i) of the preceding sentence, such acceleration shall be to the time that the Deferral becomes taxable pursuant to Public Law 110-343, Division C, Section 801(d)(2) (which is as of the later of the time specified in clause (A) or (B) of Section 801(d)(2)).
8.8Misconduct.
    This Section applies to the portion of a Participant’s benefit under the Plan that accrues on and after July 1, 2009 (“Post-6/30/09 Benefit”).
(a)    Benefits Not Yet Paid. In the event the Company determines that the Participant has engaged in General Misconduct or Financial Misconduct (as each is defined in (d) below), the Company shall terminate the Participant’s participation in the Plan, and the Participant shall forfeit 100% his Post-6/30/09 Benefit (and all related rights) that has not been distributed to him as of the time the Company determines the Participant has engaged in General Misconduct or Financial Restatement Misconduct.
(b)    Benefits Already Paid. If there is a restatement of the Company’s financial statements that is completely or partially caused by a Participant’s Financial

Restatement Misconduct (as defined in subsection (d) below), then the Participant shall be required to repay to the Company any distributed portion of his Post-6/30/09 Benefit; provided, however, that such repayment shall be required only if both of the following apply:
(1)    The Company notifies the Participant of his repayment obligation no later than one year after the restated financial statements are issued; and
(2)    The Company reasonably determines that the Participant both (A) knew or should have known of the inaccuracy of the financial statements that were restated, and (B) knew or should have known that the inaccuracy was caused by his Financial Restatement Misconduct.
In the event of any such repayment, the Participant (regardless of whether then employed) shall pay to the Company the amount of his Post-6/30/09 Benefit that was previously distributed to him (as determined by the Company), in such manner and on such terms and conditions as may be required by the Company; provided that the Company shall be entitled to set-off against the amount of any such repayment any amount owed to the Participant by the Company.
    (c)    Reduction in Amount Forfeited or Repaid. The Company may reduce the amount of the Post-6/30/09 Benefit to be forfeited by the Participant or repaid to the Company under this Section based on such factors as the Company determines to be relevant.
    (d)    Definitions. The following definitions shall apply for purposes of this Section:

    (1)    “General Misconduct” means (i) using for profit or disclosing to unauthorized persons confidential information or trade secrets of the Company; (ii) breaching any contract with or violating any fiduciary obligation to the Company; or (iii) engaging in any conduct that is injurious to the Company, including, without limitation, diverting employees of the Company to leave the Company without the Company’s prior consent.
    (2)    “Financial Restatement Misconduct” means fraudulent or illegal conduct or omission that is knowing or intentional. For this purpose, no conduct or omission shall be deemed “knowing” by a Participant unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
8.9Missing Participants of Beneficiaries:
    Each Participant and each designated beneficiary must notify the Plan Administrator in writing as to his current mailing address and of any changes to such address in a timely manner. Any communication, statement or notice addressed to the Participant or beneficiary will be binding on a Participant and his beneficiary for all purposes of the Plan if it is mailed to the Participant or beneficiary at such address, or if no such address has been provided to the Plan Administrator, then at the last address shown on the Employer’s records.
8.10Electronic Signatures:
    The words “signed,” “signature,” and words of like import in or related to this Plan or any other document or record to be signed in connection with or related to this Plan by the Company, Plan Administrator, Employee or other individual shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the fullest extent permissible under applicable law.

ARTICLE IX
AMENDMENT AND TERMINATION

    This Article governs the Company’s right to amend and or terminate the Plan. The Company’s amendment and termination powers under this Article shall be subject, in all cases, to the restrictions on amendment and termination in Section 409A and shall be exercised in accordance with such restrictions to ensure continued compliance with Section 409A.    The Company’s rights under this Article IX shall be as broad as permissible under applicable law.
9.1Continuation of the Plan:
    While the Company and the Employers intend to continue the Plan indefinitely, they assume no contractual obligation as to its continuance. In accordance with Section 8.4, the Company hereby reserves the right, in its sole discretion, to amend, terminate, or partially terminate the Plan at any time provided, however, that no such amendment or termination shall adversely affect the amount of benefit to which a Participant or his beneficiary is already entitled under Article IV on the date of such amendment or termination, unless the Participant becomes entitled to an amount of equivalent value to such benefit under another plan or practice adopted by the Company (using such actuarial assumptions as the Company may apply in its discretion, and except as necessary to comply with Section 409A). Specific forms of payment are not protected under the preceding sentence.
9.2Amendments:
    The Company may, in its sole discretion, make any amendment or amendments to this Plan from time to time, with or without retroactive effect, including any amendment necessary to ensure continued compliance with Section 409A. An Employer (other than the Company) shall not have the right to amend the Plan.

9.3Termination:
    The Company may terminate the Plan, (i) either as to its participation or as to the participation of one or more Employers, (ii) with respect to a group of Employees who experience a change in control in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B), or (iii) as otherwise permitted under Code Section 409A. If the Plan is terminated with respect to fewer than all of the Employers, the Plan shall continue in effect for the benefit of the Employees of the remaining Employers. Upon termination, the distribution of Participants' 409A Pensions shall be subject to restrictions applicable under Section 409A.
9.4Change in Control:
    The Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control (defined as provided in Section 409A), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution shall be made in connection with any Change in Control in the case of benefits that are derived from this 409A Program.

ARTICLE X
ERISA PLAN STRUCTURE
    This Plan document, in conjunction with the plan document(s) for the Pre-409A Program, encompasses four separate plans within the meaning of ERISA, as are set forth in subsections (a), (b), (c) and (d) below.
    (a)    Excess Benefit Plan: The first separate ERISA plan is an excess benefit plan within the meaning of section 3(36) of ERISA, and is maintained by the Company solely for the purpose of providing benefits for Salaried Plan participants in excess of the limitations on benefits imposed by section 415 of the Code.
    (b)    Excess Compensation Top-Hat Plan: The second separate ERISA plan is a plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2) and 401(a)(1) of ERISA. This plan provides benefits for Salaried Plan participants in excess of the limitations imposed by section 401(a)(17) of the Code on benefits under the Salaried Plan (after taking into account any benefits under the Excess Benefit Plan). For ERISA reporting purposes, this portion of PEP may be referred to as the Yum! Brands Pension Equalization Plan I.
    (c)    Preservation Top Hat Plan: The third separate ERISA plan is a plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2) and 401(a)(1) of ERISA. This plan preserves benefits for those Salaried Plan participants described in section 5.2(a) hereof, by preserving for them the pre-1989 level of benefit accrual that was in effect before January 1, 1989 (after taking into account any benefits under the Excess Benefit Plan and Excess Compensation Top Hat Plan). For ERISA reporting purposes, this portion of PEP shall be referred to as the Tricon Pension Equalization Plan II.
(d)    Top-Hat Welfare Plan: The fourth separate ERISA plan is a top-hat welfare benefit plan maintained by the Company for the purpose of providing death benefits for a select group of highly compensated employees within the meaning of sections 201(2) and 401(a)(1) of ERISA. Pursuant to the terms of Section 4.6(c) hereof, this ERISA plan provides death benefits for Salaried Plan participants (after taking into account any Pre-Retirement Survivor Benefits that are payable at death under the Excess Benefit Plan, Excess Compensation Top-Hat Plan and the Preservation Top-Hat Plan) by providing additional death benefits that these Salaried Plan participants are disqualified from receiving pursuant to the Salaried Plan as a result of their status as highly compensated employees.
Benefits under this Plan shall be allocated first to the Excess Benefit Plan, to the extent of benefits paid for the purpose indicated in subsection (a) above; then any remaining benefits shall be allocated to the Excess Compensation Top Hat Plan, to the extent of benefits paid for the purpose indicated in subsection (b) above; then any remaining benefits shall be allocated to the Preservation Top Hat plan, to the extent of benefits paid for the purpose indicated in subsection (c) above; lastly, any remaining benefits shall be allocated to the Top-Hat Welfare Plan in accordance with subsection (d) above. These four plans are severable for any and all purposes as directed by the Company.

ARTICLE XI
APPLICABLE LAW & VENUE
    The provisions of this Plan shall be construed and administered according to, and its validity and enforceability shall be governed by, enforced in accordance with, and determined under (1) ERISA and any other applicable federal law as would be applied in cases that arise in the United States District Court for the Western District of Kentucky, and (2) to the extent ERISA does not preempt state law, the internal laws of the Commonwealth of Kentucky.
    If any provision of this Plan is, or is hereafter declared to be, void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.
Any claim, action or suit brought or filed in court or any other tribunal in connection with the Plan by or on behalf of a Claimant (as defined in Article VII) shall only be brought and filed in the United States District Court for the Western District of Kentucky.

ARTICLE XII
SIGNATURE
    The above Plan is hereby adopted and approved, this ______ day of December, 2023 to be effective as stated herein.

YUM! BRANDS, INC.

By:
Tracy Skeans
Chief Operating Officer and Chief People
Officer

APPENDIX
Foreword
    The following Appendix articles modify particular terms of the Plan. Except as specifically modified in the Appendix, the foregoing main provisions of the Plan shall fully apply in determining the rights and benefits of Participants and beneficiaries (and of any other individual claiming a benefit through or under the foregoing). In the event of a conflict between the Appendix and the foregoing main provisions of the Plan, the Appendix shall govern.

APPENDIX ARTICLE A
TRANSITION PROVISIONS
A.1    Scope.
    This Article A provides the transition rules for the Plan that were effective at some time during the period beginning January 1, 2005 and ending December 31, 2008 (the “Transition Period”). The time period during which each provision in this Article A was effective is set forth below
A.2    Definition of Actuarial Equivalent.
    In addition to the provisions provided in Article II for determining actuarial equivalence under the Plan, during and for the remaining duration of the Transition Period, to determine the amount of a Pension payable in the form of a Qualified Joint and Survivor Annuity or optional form of survivor annuity, as an annuity with inflation protection, or as a Single Life Annuity, the Plan Administrator used the actuarial factors under the Salaried Plan.
A.3    Transition Rules for Article VI (Distributions):
    (a)    Distribution of Pensions: 409A Pensions that would have been paid out during the Transition Period under the provisions set forth in the main body of the Plan (but for the application of permissible transition rules under Section 409A) shall be paid out on March 1, 2009.
    (b)    Linked Plan Distributions: 409A Pensions paid during the Transition Period commenced at the same time as, and were paid in the same form as, the time and form elected by the Participant with respect to his benefit under the Salaried Plan, as permitted under the applicable transition guidance for Section 409A. To the extent that payment occurred as described in this subsection A.3(b), the six-month delay for payment on Separation from Service to a Key Employee (as described in Section 6.6 of the Plan document) was not applied, as permitted under the applicable transition guidance for Section 409A.
A.4    Conformance with Section 409A:
    At all times from and after January 1, 2005, this Plan shall be operated (i) in accordance with the requirement of Section 409A, and (ii) to preserve the status of deferrals that were earned and vested before January 1, 2005 as being exempt from Section 409A, i.e., to preserve the grandfathered status of such pre-409A deferrals. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company, the Plan Administrator or both shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or if such action would adversely affect the grandfather of the pre-409A deferrals. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under the Plan shall be altered to avoid such violation. A corresponding rule shall apply with respect to a failure to take an action that would adversely affect the grandfather of the pre-409A deferrals. Any provision in this Plan document that is determined to violate the requirements of Section 409A or to adversely affect the grandfather of the pre-409A deferral shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. A corresponding rule shall apply with respect to a provision that is required to preserve the grandfather of the pre-409A deferrals. In all cases, the provisions of this Section A.4 shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section. Notwithstanding the foregoing, this Section A.4 shall not apply after December 31, 2008.
A.5    Emil Brolick—19(c):
    Under Q&A-19(c) of IRS Notice 2005-1, the Company permitted Emil Brolick to irrevocably elect to revise the form of any benefit that he may receive under the Plan from an annuity to a lump sum payment. In addition, the Company permitted Mr. Brolick to irrevocably elect to revise the time of payment of any benefit that he may receive under the Plan. Such election to revise the time or form of payment (or both) must be filed with the Plan Administrator on or before December 30, 2008. If so filed, and if otherwise valid (in the sole discretion of the Plan Administrator), the PEP benefit for Mr. Brolick will be paid as specified in such election form. Otherwise, Mr. Brolick's PEP benefit will be paid as provided in the Plan.
A.6    Certain 19(c) Elections:
    (a)    Company Severance Program Elections: In connection with various severance programs, and pursuant to Q&A-19(c) of IRS Notice 2005-1, the Company unilaterally designated the distribution of certain PEP kicker benefits during the transition period under Section 409A. The time of payment of these amounts was included in documents provided to the participants in these severance programs in advance of the commencement of their severance period.
    (b)    2008 Elections: In connection with various severance programs, and pursuant to Q&A-19(c) of IRS Notice 2005-1, the Company permitted certain participants to irrevocably elect to revise the form of (i) any qualified plan enhancement benefit and (ii) any PEP benefit that they may receive under the Plan from a default lump sum payment to an annuity. In addition, the Company permitted these participants to irrevocably elect to revise the time of payment of any lump sum distribution for (i) any qualified plan enhancement benefit, or (ii) any PEP benefit that they may receive under the Plan. Such election to revise the time or form of payment must be filed with the Plan Administrator on or before December 10, 2008. If so filed, and if otherwise valid (in the sole discretion of the Plan Administrator), the qualified plan enhancement benefit will be paid as specified in such election form. Otherwise, payment of any qualified plan enhancement benefit will be made in a lump sum on the first day of the month following the participant's separation from service, subject to any required delay for Key Employees under section 6.6 of the Plan, and payment of any PEP benefit shall be made in a lump sum on July 1, 2009.

APPENDIX ARTICLE B
COMPUTATION OF EARNINGS AND SERVICE
DURING CERTAIN SEVERANCE WINDOWS
B.1    Definitions:
    Where the following words and phrases, in boldface and underlined, appear in this Appendix B with initial capitals they shall have the meaning set forth below, unless a different meaning is plainly required by the context. Any terms used in this Article B of the Appendix with initial capitals and not defined herein shall have the same meaning as in the main Plan, unless a different meaning is plainly required by the context.
    (a)    “Severance Program” shall mean a program providing certain severance benefits that are paid while the program’s participants are on a severance leave of absence that is determined by the Plan Administrator to qualify for recognition as Service under Section B.3 and Credited Service under Section B.4 of Article B.
    (b)    “Eligible Bonus” shall mean an annual incentive payment that is payable to the Participant under the Severance Program and that is identified under the terms of the Severance Program as eligible for inclusion in determining the Participant’s Highest Average Monthly Earnings.
B.2    Inclusion of Salary and Eligible Bonus:
    The Plan Administrator may specify that, pursuant to a Participant’s participation in a severance window program provided by the Company, if a Participant receives a severance benefit pursuant to a Severance Program, all salary continuation and any Eligible Bonus earned or to be earned during the first 12 months of a leave of absence period provided to the Participant under such Severance Program will be counted toward the Participant’s Highest Average

Monthly Earnings, even if such salary or other earnings are to be received after a Participant’s Separation from Service. In particular, if payment of a Participant’s 409A Pension is to be made at Separation from Service and prior to the Participant’s receipt of all of the salary continuation or Eligible Bonus that is payable to the Participant from the Severance Program, the Participant’s Highest Average Monthly Earnings shall be determined by taking into account the full salary continuation and eligible bonus that is projected to be payable to the Participant during the first 12 months of a period of leave of absence that is granted to the Participant under the Severance Program.
B.3    Inclusion of Credited Service:
    The Plan Administrator may specify that, pursuant to a Participant’s participation in a severance window program provided by the Company, if a Participant receives a severance benefit under a Severance Program, all Credited Service earned or to be earned during the first 12 months of the period of severance will be counted toward the Participant’s Credited Service for purposes of determining the Participant’s Pension and a Pre-Retirement Spouse’s Pension, even if the period of time counted as Credited Service under the Severance Program occurs after a Participant’s Separation from Service.
B.4    Inclusion of Service:
    The Plan Administrator may specify that, pursuant to a Participant’s participation in a severance window program provided by the Company, if a Participant receives a severance benefit under a Severance Program, all Service earned or to be earned during the first 12 months of the period of severance will be counted toward the Participant’s Service for purposes of determining the Participant’s Pension and a Pre-Retirement Spouse’s Pension, even if the period of time counted as Service under the Severance Program occurs after a Participant’s Separation from Service.
B.5    Reduction to Reflect Early Payment:
    If the Participant receives either (1) additional Credited Service or (2) additional earnings that are included in Highest Average Monthly Earnings under Sections B.2 or B.3 of this Article B, as a result of a severance benefit provided under a Severance Program and such additional Credited Service or earnings are included in the calculation of the Participant’s Pension prior to the time that the Credited Service is actually performed by the Participant or the earnings are actually paid to the Participant, the Pension paid to the Participant shall be adjusted actuarially to reflect the receipt of the portion of the Pension attributable to such Credited Service or earnings received on account of the Severance Program prior to the time such Credited Service is performed or such earnings are actually paid to the Participant. For purposes of determining the adjustment to be made, the Plan shall use the rate provided under the Salaried Plan for early payment of benefits.

APPENDIX ARTICLE C
CEO’S PENSION 2012
C.1    Scope and Purpose:
This Appendix Article C applies solely to determine the amount of the Pension payable to the Participant who is the Chairman and CEO of Yum! Brands, Inc. as of January 1, 2012, David C. Novak (the “Applicable Participant”). Nothing in this Appendix Article C shall alter the time or form of payment of such Pension, which shall continue to be governed by the main provisions of the 409A Program.
C.2    Freeze as of January 1, 2012:
Effective as of the beginning of the day on January 1, 2012, the Pension payable to or on behalf of the Applicable Participant (including any Pre-Retirement Spouse’s 409A Pension) shall be fixed and frozen at the level in effect for the Applicable Participant as of immediately prior to January 1, 2012. Accordingly –
(a)    The Applicable Participant’s Credited Service and Highest Average Monthly Earnings shall be frozen and shall remain thereafter at the exact amounts of each that the Applicable Participant had under the Plan as of immediately prior to January 1, 2012, and
(b)    The Applicable Participant’s Total Pension (including any PEP Guarantee) and Salaried Plan Pension shall be frozen and shall remain thereafter at the exact amount of each that the Applicable Participant had under the Plan as of immediately prior to January 1, 2012.

The conversion to a Single Lump Sum of a benefit frozen under this Section C.2 shall be governed by the Actuarial Equivalent factors in effect for such conversion immediately prior to January 1, 2012.
C.3    Early Commencement Reduction:
Effective as of the beginning of the day on January 1, 2012, for purposes of determining the Pension payable to or on behalf of the Applicable Participant (including any Pre-Retirement Spouse’s 409A Pension) (the “Reducible Pension”), there shall be a reduction for early commencement of the Applicable Participant’s Reducible Pension of 0.33⅓ % for each month that the Applicable Participant’s Reducible Pension commences prior to January 1, 2016. For this purpose, “early commencement” refers to commencing the Applicable Participant’s Reducible Pension prior to his Normal Retirement Date. Such reduction shall apply in lieu of the reduction that would ordinarily apply under the Plan’s main provisions in connection with an early commencement.
C.4    Determination of Pension Beginning January 1, 2013.
Notwithstanding Sections C.2 and C.3 above and Sections 5.1, 5.2 and 5.3, effective as of the beginning of the day on January 1, 2013, the amount of (i) the Applicable Participant’s Pension, and (ii) any benefits paid on behalf of the Applicable Participant (including the Pre-Retirement Spouse’s 409A Pension) shall not be determined under Sections C.2 and C.3 above and Sections 5.1, 5.2 and 5.3, but shall be determined under the following subsections. For purposes of the following subsections, all terms that are written with initial capital letters (but which are not defined terms in this Appendix Article C, nor the main provisions of the Plan) shall have the definitions provided in the Leadership Retirement Plan (“LRP”), but with any modifications that are specified in the following subsections.

(a)Account Balance. The Applicable Participant’s Pension, expressed as a single lump sum, shall be determined based on the balance standing to his credit in the account maintained for the Applicable Participant (the “Account”).
(b)Initial Account Balance. The initial balance in the Account, as of January 1, 2013 shall be $27,600,000, which is the present value (using the Company’s 2013 proxy assumptions, and with rounding up to the nearest $100,000) of the Applicable Participant’s benefit under the Plan as of the end of the day on December 31, 2012.
(c)Adjustment for Earnings. Following January 1, 2013, the balance in the Account shall be adjusted for earnings, in the same manner as applies under the LRP (applying the Earnings Credit for a period before taking into account any Employer Credits that are credited to the Account since the last Valuation Date), except that the Earnings Rate used to determine the Applicable Participant’s Earnings Credit shall be equal to 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Code) based on the duration of the period between the regularly scheduled Valuation Dates (currently one year). This Earnings Rate is subject to change to the extent permitted under the LRP. To calculate the Applicable Participant’s Earnings Credit in the same manner as under the LRP, i.e., based on Years of Participation the Applicable Participant shall be treated as if (i) his participation in the Account commenced on January 1, 2013, and (ii) his participation in the Account ends on his Termination Date.
(d)The Company shall credit an Employer Credit to the Applicable Participant’s Account at the same time and in the same manner as applies under the LRP. The Employer Credit Percentage shall be 9.5% unless the Company specifies a different percentage for one or more years prior to the date applicable for crediting Employer Credits under the LRP for any such year. This Employer Credit Percentage shall be applied to the Applicable Participant’s Base Compensation and Bonus Compensation in the manner provided under the LRP.
(e)Distribution Valuation. Subject to subsection (f) below, the Applicable Participant’s Account shall be valued in connection with any distribution in the same manner as applies under the LRP.
(f)Distribution at Death. In the event of the Applicable Participant’s death, a distribution of 50% of the Applicable Participant’s Account shall be distributed in the form and at the time that applies under this Plan, with such distribution being made to the Beneficiary of the Applicable Participant, determined in the manner applicable under the LRP.

APPENDIX ARTICLE D
DE-GRANDFATHERED PARTICIPANTS
D.1    Scope:
    This Appendix Article D identifies the Participants whose Pre-409A Pensions have been “de-grandfathered” for purposes of Section 409A and indicates the time and form of payment that shall apply. A Participant’s de-grandfathered Pre-409A Pension shall be administered as a 409A Pension in accordance with the terms of the document for the 409A Program, effective as of the date such de-grandfathering occurs, but subject to any of the following Sections of this Appendix Article D that apply to the Participant.
D.2    March 1, 2010 De-Grandfathering:
    Effective as of March 1, 2010, as a result of a Plan amendment and related written Participant communications (as specified in the communications and then generally as of January 1, 2011), benefits under the Pre-409A Program became payable and began to be administered as though subject to the terms of the 409A Program, except with respect to the following two groups (who may be referred to as the “Continuing Grandfathered Participants”): (i) Pre-2005 Participants, as defined in Article II, and (ii) other Participants who have an Annuity Starting Date under either the 409A Program or the Pre-409A Program that occurred before March 1, 2010 (subject in both cases to Section 4.10 regarding rehired Participants). Following this de-grandfathering event, the Pre-409A Pensions of Continuing Grandfathered Participants continued to be administered in accordance with the Pre-409A Program, except as otherwise set forth in this Appendix Article D.
D.3    De-Grandfathering of Certain Pre-2005 Participants for 2012 Lump Sum Window:

     The 409A Pension of a Pre-2005 Participant who has been de-grandfathered pursuant to Section D.4 of Appendix Article D of the document for the Pre-409A Program shall be paid as follows:
(a)    Age 55 or Older on Date of De-Grandfathering: If the Pre-2005 Participant is age 55 or older on the date his Pre-409A Pension is de-grandfathered, his 409A Pension shall be distributed as a Single Lump Sum on June 1, 2013.
(b)    Below Age 55 on Date of De-Grandfathering: If the Pre-2005 Participant is younger than age 55 on the date his Pre-409A Pension is de-grandfathered, his 409A Pension shall be shall be distributed as an Annuity commencing on the later of – (i) June 1, 2013, or (ii) the first of the month that is coincident with or immediately following the date he attains age 55, which applicable date shall be the Annuity Starting Date of his 409A Pension. A distribution under this subsection shall be in the form of a Qualified Joint and Survivor Annuity if the Participant is married, or as a Single Life Annuity if he is not married. A Participant shall be considered married for purposes of this paragraph if he is married on the Annuity Starting Date of his 409A Pension.
All payments under this Section D.3 are subject to Section 6.6 of the main document (required six-month delay for key employees). A list of Pre-2005 Participants whose Pre-409A Pensions have been de-grandfathered pursuant to Section C.4 of Appendix Article C of the document for the Pre-409A Program is set forth in Schedule C to this Appendix Article D (using unique identifying information for each such Pre-2005 Participant).
D.4    Further De-Grandfathering of Participants under the 409A Program:
    Effective as of 12:01 AM on April 1, 2016, the 409A Program is amended to provide for the payment of benefits to any participant in the Pre-409A Program who becomes de-

grandfathered under Appendix Section C.6 of the Pre-409A Program (a “Further De-Grandfathered Participant”). The benefit of any Further De-Grandfathered Participant shall be paid in a single lump sum on January 1, 2017. The lump sum shall be determined as the Actuarial Equivalent of the Further De-Grandfathered Participant’s benefit expressed as Single Life Annuity as of his Normal Retirement Date, and with Actuarial Equivalence determined under Sections 2.1(e)(1), 2.1(e)(3) of the Salaried Plan (but without regard to Section 2.1(e)(3)(i) or (ii) of the Salaried Plan), and 2.1(f) of the Salaried Plan.

APPENDIX ARTICLE P
RETIREMENT WINDOW BENEFIT
P.1    Scope:
    This Article P supplements the main portion of the Plan document with respect to the rights and benefits of Covered Employees. This Article P is effective with respect to a particular Covered Employee as of the beginning of the Window Start Date specified for such Covered Employee in Section P.2(i) of Part B of the Salaried Plan (definition of “Severance Program”). This Article P is effective January 31, 2008.
P.2    Definitions:
    This Section provides definitions for the following underlined words or phrases. Where they appear in this Article with initial capitals they shall have the meaning set forth below. Except as otherwise provided in this Article, all defined terms shall have the meaning given to them in the main portion of the Plan document.
    (a)    Article: This Article P of the Appendix to the Plan.
    (b)    Covered Employee: A Participant who meets the definition of “Covered     Employee” under Section P.2(b) of Part B of the Salaried Plan.
    (c)    HCE: A Covered Employee who is a highly compensated employee within the meaning of Code section 414(q) on his Separation Date.
    (d)    PEP Bridge Benefit: The special PEP benefit that may be provided to a Covered Employee pursuant to Section P.3.
    (e)    PEP Window Benefit: The special Early Retirement Pension that may be provided to a Covered Employee pursuant to Section P.4.

    (f)    Separation Date: The date determined under Section P.2(f) of Part B of the Salaried Plan.
    (g)    Separation from Service: A separation from service within the meaning of Code section 409A(a)(2)(A)(i).
    (h)    Specified Employee: An employee described as a specified employee in Code section 409A(a)(2)(B)(i).
P.3    PEP Bridge Benefit:
    A Participant who meets the eligibility requirements of subsection (a) below may be eligible for a PEP Bridge Benefit from this Plan in lieu of any other benefit under this Plan, calculated under subsection (b) below and payable as provided under subsection (c) below.
    (a)    Eligibility: To be eligible for a PEP Bridge Benefit under this Section P.3, a Participant must:
    (1)    Be a Covered Employee on his Separation Date;
    (2)    Be not more than 12 months from Retirement Eligibility and have less than 10 Years of Service on his Separation Date;
    (3)    Be granted a special Authorized Leave of Absence for purposes of attaining Retirement Eligibility under Part B of the Salaried Plan; and
    (4)    Be entitled to a benefit under the Plan without regard to this Article P.
A Participant’s period of time from attaining Retirement Eligibility shall be equal to the additional period of continuous employment by an Employer in an eligible classification that would be required, from and after the Participant’s Separation Date, for the Participant to first reach Retirement Eligibility.

    (b)    Calculation of PEP Bridge Benefit: A Covered Employee’s PEP Bridge Benefit under this subsection (b), expressed as a Single Life Annuity payable at the Covered Employee’s commencement date, shall be equal to: (i) the benefit amount calculated under paragraph (1) below, plus (ii) the benefit amount calculated under paragraph (2) below.
    (1)    Deferred Vested Pension. The benefit amount under this paragraph shall be the Vested Pension to which the Covered Employee is entitled under Section 5.1 of the Plan, without regard to this Article or the additional Service and Compensation credited to the Covered Employee under Part B of the Salaried Plan as a result of being granted a special Authorized Leave of Absence. Such Vested Pension shall be expressed initially as a Single Life Annuity commencing at the Covered Employee’s Normal Retirement Date, and then this annuity shall be reduced to an Actuarial Equivalent Single Life Annuity for commencement prior to the Covered Employee’s Normal Retirement Date.
    (2)    Additional PEP Bridge Benefit. The amount calculated under this paragraph shall equal (i) the amount calculated under paragraph (3) below, minus (ii) the amount calculated under paragraph (1) above.
    (3)    PEP Retirement Benefit. The benefit amount under this paragraph shall be the PEP benefit that would be payable to the Covered Employee if his benefit was calculated as an Early or Normal Retirement Pension (whichever the Covered Employee becomes eligible for under Part B of the Salaried Plan as a result of being granted a special Authorized Leave of Absence) in accordance with the usual provisions of the Plan for an Early or Normal Retirement Pension

(as applicable), taking into account the additional Service and Compensation credited to the Covered Employee under Part B of the Salaried Plan as a result of being granted a special Authorized Leave of Absence. This monthly benefit shall be expressed initially as a Single Life Annuity commencing at the Covered Employee’s Normal Retirement Date, and shall be reduced for commencement prior to age 62 in accordance with the terms of the main portion of the Plan.
    (c)    Commencement and Payment of PEP Bridge Benefit: A PEP Bridge Benefit payable to a Covered Employee under this Section P.3 shall be payable as follows:
    (1)    Additional PEP Bridge Benefit: The additional PEP Bridge Benefit payable to a Covered Employee solely as a result of this Article, which is subject to Code section 409A because it is earned and vested after December 31, 2004, shall be paid in accordance with the Plan’s rules for Retirement Pensions that are subject to Code section 409A, i.e., as a single lump sum on the first of the month coincident or next following the date the Covered Employee would have attained Retirement Eligibility (within the meaning of Section P.2(e) of Part B of the Salaried Plan) without regard to this Article if the Covered Employee had remained continuously employed in an eligible classification. However, if the Covered Employee has made an election for a different time and/or form of payment for the portion of his benefit that is subject to Code section 409A, then the portion of the Covered Employee’s PEP Bridge Benefit described in this paragraph shall be paid in accordance with such election.

    (2)    Other PEP Benefit: The portion of the Covered Employee’s PEP Bridge Benefit that would be payable to the Covered Employee without regard to this Article shall be paid as follows:
    (A)    Pre-409A Pension: In the case of a Covered Employee who is a Continuing Grandfathered Participant, the portion of the Covered Employee’s benefit representing his Pre-409A Pension shall be paid as a Retirement Pension in accordance with Section 6.1 of the main portion of the Plan document for pre-409A benefits. The Pre-409A Pension for all other Covered Employees shall be paid as provided in subparagraph (B) below (as though part of his 409A Pension).
    (B)    409A Pension: The portion of the Covered Employee’s benefit representing his 409A Pension (or paid as though part of his 409A Pension) shall be paid as a Vested Pension, i.e., as a Single Life Annuity if the participant is unmarried at commencement or a 50% Joint and Survivor Annuity if the participant is married at commencement, unless the married participant elects either a 75% Joint and Survivor Annuity or a Single Life Annuity (all annuities under this paragraph shall be calculated without regard to the Plan’s former simplified factors), and shall commence on the first of the month coincident or next following the later of: (i) the Covered Employee’s Separation from Service, or (ii) the date the Covered Employee attains age 55. Any election by a married Covered Employee under the preceding sentence to receive a 75% Joint and Survivor Annuity or Single Life Annuity shall be made on or before the day preceding the Covered employee’s commencement date as determined under the preceding sentence (or if applicable, under paragraph (3) below). Notwithstanding the foregoing, if a Covered Employee has irrevocably executed the release described in Section P.2(b)(4) of Part B of the Salaried Plan by December 31, 2008, and payment under this paragraph would not be due by such date, then this portion of the Covered Employee’s PEP Bridge Benefit shall be paid as a single lump sum on July 1, 2009.
    (3)    Payment Delay for Specified Employees: Notwithstanding paragraphs (1) and (2) above or any other provision of this Article P or the Plan to the contrary, in the case of a Covered Employee who is a Specified Employee, any portion of the Covered Employee’s PEP Bridge Benefit that is subject to Code section 409A and that is paid upon the Covered Employee’s Separation from Service shall not be paid prior to the first day of the seventh month that begins after the Covered Employee’s Separation from Service.
P.4    PEP Window Benefit:
    Any Covered Employee who meets the eligibility requirements of subsection (a) below may be eligible for a PEP Window Benefit from this Plan, in lieu of any other benefit under this Plan. Such PEP Window Benefit (if any) shall be calculated as provided in subsection (b) below and shall be paid as provided in subsection (c) below.
    (a)    Eligibility: To be eligible for a PEP Window Benefit under this Section P.4, a Participant must:
    (1)    Be a Covered Employee on his Separation Date,

    (2)    Be an HCE on his Separation Date, and
    (3)    Satisfy the eligibility requirement set forth in Section P.3(a)(2) of Part B of the Salaried Plan.
    (b)    Calculation of PEP Window Benefit: The PEP Window Benefit of a Covered Employee who satisfies the eligibility provisions of subsection (a) above shall be calculated under Section 5.1 of the main portion of the Plan by taking into account, for purposes of determining the Covered Employee’s Total Pension under Section 5.1(c)(1), the provisions of Section P.3 of Part B of the Salaried Plan, but without regard to the fact that such section ordinarily does not apply to a Covered Employee who is an HCE. For purposes of the calculation under Section 5.1, it shall be assumed that the Covered Employee’s PEP Window Benefit is all paid at the time the Qualified Kicker described in subsection (c) below is paid.
    (c)    Commencement and Payment of PEP Window Benefit: A PEP Window Benefit payable to a Covered Employee under this Section P.4 shall be payable as follows:
    (1)    Qualified Kicker Only: In the case of a Covered Employee who is only eligible for a benefit under the Plan as a consequence of this Article being included in the Plan, such a Covered Employee’s PEP Window Benefit shall be considered a “Qualified Kicker” and shall be paid as follows:
    (A)    General Rule. Except as provided in subparagraph (B) below, a Covered Employee’s Qualified Kicker shall be paid as a single lump sum as of the first of the month next following the date that is 10 weeks after the date of the Covered Employee’s Separation from Service.

    (B)    Special Rule for Taco Bell Severance Program for the Q4 2007 Restructuring. The Qualified Kicker of a Covered Employee whose Separation Date occurs as a direct result of the Taco Bell Severance Program for the Q4 2007 Restructuring shall be paid as a single lump sum on the first of the month next following the date that is 12 weeks after the date of the Covered Employee’s Separation from Service.
    (C)    Special Rule for Yum! Special Early Retirement Program for 2013 for Eligible HUB Employees. The Qualified Kicker of a Covered Employee whose Separation Date occurs as a direct result of the Yum! Special Early Retirement Program for 2013 for Eligible HUB Employees shall be paid as a single lump sum on November 1, 2013.
    (2)    Other PEP Benefit: In the case of a Covered Employee who would be eligible for a benefit under the Plan without regard to this Article, such a Covered Employee’s PEP Window Benefit shall be payable as provided in this subsection.
    (A)    Qualified Kicker: The portion of such a Covered Employee’s PEP Window Benefit, which replaces the additional benefit that would have been paid under the Salaried Plan if Section P.3 of Part B of the Salaried Plan applied to a Covered Employee who is an HCE, shall be his Qualified Kicker and shall be paid as provided in paragraph (1) above.
    (B)    Pre-409A Pension: In the case of a Covered Employee who is a Continuing Grandfathered Participant, the portion of the Covered

Employee’s PEP Window Benefit representing his Pre-409A Pension, and which would be payable to such Covered Employee without regard to this Article, shall be paid as a Vested Pension, i.e., as an annuity at the same time and in the same form as the Covered Employee’s annuity benefit under the Salaried Plan. Notwithstanding the preceding sentence, if a Covered Employee has irrevocably executed the release described in Section P.2(b)(4) of Part B of the Salaried Plan by December 31, 2008, and payment under this paragraph would not be due by such date, then this portion of the Covered Employee’s PEP Window Benefit shall be paid as a single lump sum on July 1, 2009 (in which case this portion of the Covered Employee’s PEP Window Benefit shall become subject to Code section 409A). In the case of a Covered Employee who is not a Continuing Grandfathered Participant, his Pre-409A Pension shall be paid as provided in subparagraph (C) below (as though part of his 409A Pension).
(C)    409A Pension: The portion of a Covered Employee’s PEP Window Benefit representing his 409A Pension (or paid as though part of his 409A Pension), and which would be payable to such Covered Employee without regard to this Article, shall be paid as a Vested Pension, i.e., as an annuity at the same time and in the same form as the Covered Employee’s annuity benefit under the Salaried Plan. However, if the Covered Employee’s Salaried Plan annuity has not commenced by December 31, 2008, then the benefit described in this paragraph shall be paid as a Single Life Annuity if the Covered Employee is unmarried at commencement and as a 50% Joint and Survivor Annuity if the Covered Employee is married at commencement, unless the married Covered Employee elects to receive either a 75% Joint and Survivor Annuity or a Single Life Annuity (all annuities under this paragraph shall be calculated without regard to the Plan’s former simplified factors), and shall commence on the first of the month coincident with or next following the latest of: (i) January 1, 2009, (ii) the Covered Employee’s Separation from Service, or (iii) the date the Covered Employee attains age 55. Any election by a married Covered Employee under the preceding sentence to receive a 75% Joint and Survivor Annuity or Single Life Annuity shall be made on or before the day preceding the Covered employee’s commencement date as determined under the preceding sentence (or if applicable, under paragraph (3) below). Notwithstanding the foregoing, if such Covered Employee has irrevocably executed the release described in Section P.2(b)(4) of Part B of the Salaried Plan by December 31, 2008, and payment under this paragraph would not be due by such date, then such Covered Employee’s benefit that is described in this paragraph shall be paid as a single lump sum on July 1, 2009.
    (D)    PEP Kicker: The remaining portion of such a Covered Employee’s PEP Window Benefit shall be his “PEP Kicker” and shall be paid in accordance with the Plan’s rules for Retirement Pensions that are subject to Code section 409A, i.e., as a single lump sum as of the first of the month next following when the Covered Employee would have attained Retirement Eligibility (within the meaning of Section P.2(e) of Part B of the Salaried Plan) if the Covered Employee had remained continuously employed by the Employer in an eligible classification. However, if the Covered Employee has made an election for a different form and/or time of payment for the portion of his benefit that is subject to Code section 409A, then the Covered Employee’s PEP Kicker shall be paid in accordance with such election. Notwithstanding the foregoing, if such Covered Employee has irrevocably executed the release described in Section P.2(b)(4) of Part B of the Salaried Plan by December 31, 2008, and payment under this paragraph would not be due by such date, then such Covered Employee’s PEP Kicker shall be paid as a single lump sum on July 1, 2009.
    (3)    Payment Delay for Specified Employees: Notwithstanding paragraphs (1) and (2) above or any other provision of this Article P or the Plan to the contrary, in the case of a Covered Employee who is a Specified Employee, any portion of the Covered Employee’s PEP Window Benefit that is subject to Code section 409A and that is paid upon the Covered Employee’s Separation from Service, shall not be paid prior to the first day of the seventh month that begins after the Covered Employee’s Separation from Service.
    (d)    Calculation of PEP Window Benefit Components: The components of a Covered Employee’s PEP Window Benefit described in Section P.4(c)(1) or (2) above (as applicable) shall be calculated (using the actuarial assumptions under Section 2.1(b)(2) of Part B of the Salaried Plan) as follows:
    (1)    PEP Benefit Without Regard to this Article: This portion of a Covered Employee’s PEP Window Benefit shall be calculated by determining the Covered Employee’s total PEP benefit under Section 5.1 of the Plan, disregarding the provisions of this Article and then dividing this total benefit into the Pre-409A Vested Benefit and 409A Vested Benefit portions using the Plan’s usual rules for computing the grandfathered and 409A portions of a Participant’s benefit.
    (2)    Qualified Kicker: A Covered Employee’s Qualified Kicker shall be calculated under the terms of Section P.3(b)(2) of Part B of the Salaried Plan, but without regard to the fact that this section ordinarily does not apply to a Covered Employee who is an HCE. Notwithstanding the preceding sentence, the Qualified Kicker of a Covered Employee whose Separation Date occurs as a direct result of the Taco Bell Severance Program for the Q4 2007 Restructuring shall be reduced by the value of any weeks of severance pay in excess of 12 weeks that are payable to such Covered Employee in connection with the Restructuring.
    (3)    PEP Kicker: A Covered Employee’s PEP Kicker (expressed as a Single Life Annuity payable on the Covered Employee’s applicable commencement date) shall equal: (i) the total PEP Window Benefit as calculated under subsection (b) above (expressed as a Single Life Annuity payable on the Covered Employee’s applicable commencement date); minus (ii) the total PEP benefit without regard to this Article (i.e., the sum of his Pre-409A Vested

Pension and 409A Vested Pension) as calculated under paragraph (1) above (expressed as a Single Life Annuity payable on the Covered Employee’s applicable commencement date); and minus (iii) the Qualified Kicker, but for purposes of this paragraph (3), calculated without regard to the second sentence of paragraph (2) above (expressed as a Single Life Annuity payable on the Covered Employee’s applicable commencement date). The resulting PEP Kicker shall be converted to the Covered Employee’s applicable form of payment for the PEP Kicker using the Plan’s usual factors for converting forms of payment.

APPENDIX ARTICLE Q
AUSTRALIAN PARTICIPANTS
Q.1    Scope:
    This Article provides special rules for calculating the benefit of an Australian Participant, and these rules are the exclusive basis for an Australian Employee to become entitled to a benefit from the Plan. The benefit of an Australian Participant shall be determined under Section Q.3 below, subject to Section Q.4 below. Once a benefit is determined for an Australian Participant under this Article, such benefit shall be subject to the Plan’s normal conditions and shall be paid in accordance with the Plan’s normal terms. This Article is effective January 1, 2005 and applies to all accruals that are subject to Code section 409A, including those accrued prior to January 1, 2005.
Q.2    Definitions:
    This Section provides definitions for the following underlined words or phrases. Where they appear in this Article with initial capitals they shall have the meaning set forth below. Except as otherwise provided in this Article, all defined terms shall have the meaning given to them in the main portion of the Plan document.
    (a)    Article: This Article Q of the Appendix to the Plan.
    (b)    Australian Employee: An individual (i) who became employed in the United States by an United States Employer in an executive position prior to 2008, (ii) who was previously employed by the Company or an affiliate of the Company in Australia, and (iii) on whose behalf the United States Employer (directly or indirectly) makes Superannuation Contributions during any part of the period that he is employed as described in clause (i) above.

    (c)    Australian Participant: An Australian Employee shall not become a Participant under this Plan until the earlier of (i) the day after he stops receiving Superannuation Contributions that are taken into account under subsection (d) below, or (ii) his last day of employment that is described in subsection (b)(i) above. From and after such day, an Australian Employee shall be a Participant:
    (1) When he would be currently entitled to receive a Pension under the Plan if his employment terminated at such time, or
    (2) When he would be so entitled but for the vesting requirement of Section 4.7.
Notwithstanding the foregoing provisions of this subsection, an Australian Employee shall not become a Participant under this Plan if he enters into a qualifying written agreement with the Company to forgo a Pension under this Plan and the Salaried Plan for his period of employment described in subsection (b)(i) above. A written agreement that is otherwise described in the preceding sentence shall not be a qualifying written agreement for the period before the earliest date such agreement may apply without violating the restrictions on elections under Code section 409A.
    (d)    Superannuation Contributions: Contributions to the Australian federal government’s compulsory retirement savings system into which an employer is required to contribute on behalf of a qualifying employee, over the course of each year, an amount that is at least equal to a specified minimum percentage of the employee’s annual compensation, and that permits certain additional contributions (but disregarding such required or additional contributions that are made after an individual is no longer considered an Australian Employee as a result of ceasing current employment in the United States).
Q.3    Benefit Formula for Australian Employees:
    Except as provided in this Section Q.3, an Australian Participant’s benefit shall be determined using a calculation methodology that is substantially similar to that applicable under Section 5.1 of the Plan. Notwithstanding the preceding sentence, the Australian Participant’s “Total Pension” (as defined in Section 5.1(c)(1)) shall be calculated as if:
    (a)    The Australian Participant became an eligible Employee and began receiving Credited Service under the Salaried Plan on his first day of employment as an executive in the United States with a United States Employer; and
    (b)    The Australian Participant ceased being an eligible Employee and ceased receiving Credited Service under the Salaried Plan at the end of his period of employment as an executive in the United States with a United States Employer;
Without regard, in each case, to the actual periods during which the Australian Participant was an eligible Employee and received Credited Service under the Salaried Plan. Notwithstanding the first sentence of this Section Q.3, such Australian Participant’s benefit shall be calculated by subtracting from his Total Pension (expressed as a lump sum amount as of his benefit commencement date under the Plan) the sum of: (i) the Australian Employee’s actual benefit under the Salaried Plan (expressed as a lump sum amount as of such date), plus (ii) the total Superannuation Contributions made on behalf of the Australian Employee while employed in the United States by a United States Employer, adjusted for interest through such date at an annual rate of 7 percent, compounded annually.
Q.4    Alternative Arrangements Permitted:

    Notwithstanding any provision of this Article to the contrary, the Company and an Australian Employee may agree in writing to disregard the provisions of this Article in favor of another mutually agreed upon benefit arrangement under the Plan, in which case this Article shall not apply.

APPENDIX ARTICLE R
PARTICIPANTS ON TEMPORARY ASSIGNMENT
R.1    Scope:
    This Article R shall apply with respect to any person who qualifies as a Foreign-Assigned Employee and who is transferred to a Temporary Assignment outside the United States with a Approved Foreign Subsidiary, as those terms are defined in the Salaried Plan. Any such person shall be referred to in this Article R as a PEP Foreign-Assigned Employee.
R.2    Assignment in Canada:
    A PEP Foreign-Assigned Employee who is transferred to Canada shall not be an Employee for purposes of eligibility for the Plan during his period of service in Canada. However, upon such person’s return to employment on an Employer’s United States payroll following his service in Canada, the following shall apply for purposes of determining such PEP Foreign-Assigned Employee’s Total Pension under Section 5.1 of the Plan, provided the person’s employment in Canada was a Temporary Assignment (as defined in the Salaried Plan) and contributions to United States Social Security were made for such person during the Temporary Assignment pursuant to a totalization agreement (such person’s return to a United States payroll after such an assignment in Canada may be referred to as an “eligible return”):
(a)    Such person’s eligible return will be treated as a “transfer” under Section 3.6(a) of the Salaried Plan.
(b)    Such person’s employment in Canada for an Approved Foreign Subsidiary prior to the eligible return shall be treated as “pre-transfer employment” for which an amount of Pre-transfer Service will be determined and recognized in accordance with Section 3.6(a)(2) of the Salaried Plan, and Credited Service will be granted in accordance with Section 3.6(a)(3) of the Salaried Plan to the same extent as would apply if the person had been covered by a qualifying plan for the entire period such person was both on a Temporary Assignment in Canada and subject to a totalization agreement.
A Canadian pension plan or similar arrangement that is a qualifying plan, within the meaning of Section 3.6(c)(4) of the Salaried Plan, will be taken into account in the manner usually applicable to a qualifying plan only if such qualifying plan constitutes a broad-based foreign retirement plan, as that term is defined in Treasury Regulation § 1.409A-1(a)(3). Any qualifying plan that is not a broad-based foreign retirement plan shall reduce a Participant’s benefit under this Plan only to the extent of the value of such qualifying plan as of immediately prior to the Participant’s eligible return, and such reduction shall be applied only to the benefit that accrues immediately upon the Participant’s eligible return.
R.3    Assignment in the United Kingdom:
For purposes of calculating benefits under this Plan in the case of a PEP Foreign-Assigned Employee or another Participant who is transferred to the United Kingdom and who participates while there in a United Kingdom pension plan or similar arrangement that is a qualifying plan, within the meaning of Section 3.6(c)(4) of the Salaried Plan, such qualifying plan will be taken into account in the manner usually applicable to a qualifying plan only if such qualifying plan constitutes a broad-based foreign retirement plan, as that term is defined in Treasury Regulation § 1.409A-1(a)(3).
R.4    Assignment in India:
For purposes of calculating benefits under this Plan in the case of a PEP Foreign-Assigned Employee or another Participant who is transferred to India and who participates while there in a Indian pension plan or similar arrangement that is a qualifying plan, within the meaning of Section 3.6(c)(4) of the Salaried Plan, such qualifying plan will be taken into account in the manner usually applicable to a qualifying plan only if such qualifying plan constitutes a broad-based foreign retirement plan, as that term is defined in Treasury Regulation § 1.409A-1(a)(3).
R.5    Assignment in Singapore:
For purposes of calculating benefits under this Plan in the case of a PEP Foreign-Assigned Employee or another Participant who is transferred to Singapore and who participates while there in a Singapore pension plan or similar arrangement that is a qualifying plan, within the meaning of Section 3.6(c)(4) of the Salaried Plan, such qualifying plan will be taken into account in the manner usually applicable to a qualifying plan only if such qualifying plan constitutes a broad-based foreign retirement plan, as that term is defined in Treasury Regulation § 1.409A-1(a)(3).
R.6    Assignment in Russia:
    For purposes of calculating benefits under this Plan, in the case of a PEP Foreign-Assigned Employee or another Participant who is transferred to Russia and who participates while there in a Russian pension plan or similar arrangement that is a qualifying plan, within the mean of Section 3.6(c)(4) of the Salaried Plan, such qualifying plan will be taken into account in the manner usually applicable to a qualifying plan only if such qualifying plan constitutes a broad-based foreign retirement plan, as that term is defined in Treasury Regulation § 1.409A-1(a)(3).
R.7    Assignment in South Africa:
    For purposes of calculating benefits under this Plan, in the case of a PEP Foreign-Assigned Employee or another Participant who is transferred to South Africa and who participates while there in a South African pension plan or similar arrangement that is qualifying plan, within the meaning of Section 3.6(c)(4) of the Salaried Plan, such qualifying plan will be taken into account in the manner usually applicable to a qualifying plan only if such qualifying plan constitutes a broad-based foreign retirement plan, as that term is defined in Treasury Regulation § 1.409A-1(a)(3).
R.8    Assignment in Thailand:
For purposes of calculating benefits under this Plan, in the case of PEP Foreign-Assigned Employee or another Participant who is transferred to Thailand and who participates while there in a Thai pension plan or similar arrangement that is a qualifying plan, within the meaning of Section 3.6(c)(4) of the Salaried Plan, such qualifying plan will be taken into account in the manner usually applicable to a qualifying plan only if such qualifying plan constitutes a broad-based foreign retirement plan, as that term is defined in Treasury Regulation § 1.409A-1(a)(3).
R.9    Elimination of Eligible Classification Requirement:
(a)    For purposes of calculating benefits under this Plan in the case of a Participant who is employed by the Yum Organization and who ceases to be an Eligible Employee as a result of his being transferred to a country identified in Section Q.2(a) of the Salaried Plan (excluding Canada):
(1)    The eligible classification requirement for Retirement eligibility under Sections 4.1, 4.2, 4.4 and 4.5 shall be disregarded for purposes of determining the amount of the 409A Pension to which the Participant is entitled under Article V (i.e., benefit formula and early commencement factors); and
(2)    The eligible classification requirement under Section 4.6(a) shall be disregarded for purposes of determining the amount of Pre-Retirement

Spouse’s 409A Pension to which the Eligible Spouse of such Participant is entitled under Article V.
The increase in the amount of a Participant’s or Eligible Spouse’s benefit resulting from the application of this subsection shall be determined by taking into account the Participant’s total Credited Service under the Plan (including Credited Service for periods before January 1, 2005), but such increase shall be provided solely and entirely under the 409A Program. The terms and conditions on the elimination of the eligible classification requirement for purposes of calculating a Participant’s 409A Pension under this subsection (a) shall apply notwithstanding the provisions of Section Q.4 of the Salaried Program.
(b)    In addition, in the case of a Participant who becomes eligible for a Retirement Pension under the 409A Program due to the elimination of the eligible classification requirement for such Participant under subsection (a) above, the Participant’s Pre-409A Pension shall be paid in accordance with clause (ii) of Section 6.1(a) of the document for the Pre-409A Program, and the Participant (during the period he is described in this subsection) shall not be eligible to make an Advance Election under the Pre-409A Program notwithstanding the fact that the Participant’s benefit under the Salaried Plan is paid pursuant to the form of payment provisions applicable to Retirement Pensions under the Salaried Plan.

APPENDIX ARTICLE S
LIMITATION ON BENEFIT ENHANCEMENTS
THAT ARE SUBJECT TO SECTION 457A
S.1    Scope.
    With respect to any person who is subject to Section S.2 below (as a result of a transfer and other circumstances described in Section S.2), this Article S supplements the main portion of the Plan document and controls over the preceding Articles of this Appendix. This Article S is effective as of the beginning of the day on January 1, 2016.
S.2    Section 457A.
    To avoid the application of Code section 457A (“Section 457A”) to a Participant’s Pension, the following shall apply to a Participant who is or is expected to become, during the current year, subject to income taxation under the Code (a “US-Taxed Participant”), and who transfers to a work location outside of the United States to provide services to a member of the YUM! Organization that is neither a United States corporation nor a pass-through entity that is wholly owned by a United States corporation (“Covered Transfer”):
    (a)    The US-Taxed Participant shall automatically vest in his or her Pension as of the end of the last business day before the Covered Transfer;
    (b)    From and after the Covered Transfer, any benefit accruals or other increases or enhancements to the US-Taxed Participant’s Pension relating to –
        (1)    Service,
        (2)    Earnings (as defined in the Salaried Plan),
        (3)    The attainment of a specified age (“age attainment”),

(collectively, “Benefit Enhancement”) will not be credited to the US-Taxed Participant until the end of the last day of the Plan Year in or for which the US-Taxed Participant has the Service, Earnings or age attainment that results in such Benefit Enhancement, and then only if and to the extent permissible under subsection (c) below at that time; and
    (c)    The US-Taxed Participant shall have no legal right to (and the US-Taxed Participant shall not receive) any Benefit Enhancement, which relates to Service, Earnings or age attainment, from and after the Covered Transfer to the extent such Benefit Enhancement would constitute compensation that is includable in income under Section 457A.
    Notwithstanding the foregoing, one or more of the foregoing subsections shall not apply to a US-Taxed Participant who has a Covered Transfer if, prior to the Covered Transfer (or prior to the start of a calendar year beginning after the Covered Transfer, with respect to such calendar year), the Company provides a written communication (either to the Participant individually, to a group of similar Participants, to Participants generally, or framed in any other way that is intended to cause the communication to apply to the Participant – i.e., an “applicable communication”) that one or more of these subsections do not apply to the Covered Transfer in question. Subsection (b) shall cease to apply as of the earlier of – (i) the date the Participant returns to service for a member of the YUM! Organization that is a United States corporation or a pass-through entity that is wholly owned by a United States corporation, or (ii) the effective date for such cessation that is stated in an applicable communication. In addition, the Company’s Vice President with responsibility for this Plan may (in his or her discretion) waive the application of one or more of these subsections retroactively with respect to some or all of the period that begins with the Covered Transfer, by providing the US-Taxed Participant with a written notification that clearly and expressly provides for such waiver.

APPENDIX ARTICLE T
CEO’S PENSION 2021
T.1    Scope and Purpose:
This Appendix Article T applies solely to determine the amount of the Pension payable to the Participant who is the CEO of Yum! Brands, Inc. as of January 1, 2021, i.e., David Gibbs (the “Applicable Participant”). Nothing in this Appendix Article T shall alter the time or form of payment of such Pension, which shall continue to be governed by the main provisions of the 409A Program.
T.2    2020 Earnings:
Effective as of January 1, 2021, the Pension payable to or on behalf of the Applicable Participant (including any Pre-Retirement Spouse’s 409A Pension) shall be calculated by adjusting the Applicable Participant’s Highest Average Monthly Earnings that are otherwise computed in accordance with the main provisions of the 409A Program. Specifically, this adjustment to the Applicable Participant’s Highest Average Monthly Earnings shall increase by $900,000 the salary earnings that are taken into account for 2020 in computing such Highest Average Monthly Earnings.

APPENDIX ARTICLE U – GLOBAL RULES FOR IDENTIFYING SPECIFIED EMPLOYEES UNDER COMPANY 409A PLANS EFFECTIVE MARCH 26, 2019
For purposes of all existing and future employment agreements, severance agreements, change-in-control agreements and other agreements, arrangements or plans entered into or sponsored by Yum! Brands, Inc. or any member of Yum! Brands Organization (the “Company”) and that constitute deferred compensation plans within the meaning of Section 409A(d) of the Internal Revenue Code of 1986 (the “Code”) and Treas. Reg. § 1.409A-1(a), an individual shall be considered a “specified employee” under Code Section 409A if he or she is determined to be a “key employee” of the Company. For this purpose, effective March 26, 2019, and subject to the last paragraph of these Global Rules, a key employee is any individual who is:
(a)     An officer of any member of the Yum! Brands Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));
(b)    A five-percent (5%) owner of any member of the Yum! Brands Organization; or
(c)     A one-percent (1%) owner of any member of the Yum! Brands Organization having annual compensation of more than $150,000.
For purposes of (a) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers.
For purposes of (a) and (c) above, “annual compensation” means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g); provided, however, that effective as of the “key employee identification date” that occurs on December 31, 2009, annual compensation shall not include compensation excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business in the United States, in accordance with Treas. Reg. § 1.415(c)-2(g)(5)(ii).
For purposes of these Global Rules, “Yum! Brands Organization” means the controlled group of organizations of which the Company is a part, as defined by Section 414 of the Code and the regulations thereunder. An entity shall be considered a member of the Yum! Brands Organization only during the period it is one of the group of organizations described in the preceding sentence.
Whether an individual is a key employee shall be determined in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith; provided, that Section 416(i)(5) of the Code shall not apply in making such determination, and provided further that the applicable year shall be determined in accordance with Section 409A of the Code and that any modification of the foregoing Code Section 416(i) definition that applies under Section 409A of the Code shall be taken into account. The provisions of this definition shall be interpreted and applied in all respects to comply with Code Section 409A.
Notwithstanding the foregoing provisions of these Global Rules, the Company’s specified employees for the period from March 26, 2020 to March 31, 2020 shall be determined by combining the list of key employees determined as of December 31, 2018 for members of the Yum! Brands Organization as of such date (which list shall be determined in accordance with the foregoing provisions of these Global Rules) with the list of specified employees as of such date for Habit Restaurants, LLC (determined in accordance with the Section 2.25 of the Habit Restaurants Deferred Compensation Plan). Similarly, the Company’s specified employees for the period from April 1, 2020 to March 31, 2021 shall be determined by combining the list of key employees determined as of December 31, 2019 for members of the Yum! Brands Organization as of such date with the list of specified employees as of such date for Habit Restaurants, LLC. Each such combined list reflects an alternative method for identifying specified employees in accordance with Treas. Reg. § 1.409A-1(i)(5). Accordingly, it is expressly permissible for there to be more than 50 included on each such combined list based on their status as officers (only the underlying lists are limited to no more than 50 who are included based on their status as officers).